
                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER


                                      among


                                 U S WEST, INC.,


                           U S WEST MEDIA GROUP, INC.,


                         U S WEST NEWVECTOR GROUP, INC.,


                           U S WEST PCS HOLDINGS, INC.


                                       and


                          AIRTOUCH COMMUNICATIONS, INC.


                          Dated as of January 29, 1998





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

                                TABLE OF CONTENTS


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ARTICLE I             DEFINITIONS............................................................1
        1.1           General................................................................1
        1.2           Terms Defined Elsewhere in the Agreement............................. 17
        1.3           Other Definitional Provisions........................................ 19

ARTICLE II            THE MERGER........................................................... 19
        2.1           Merger............................................................... 19
        2.2           Closing.............................................................. 19
        2.3           Effective Time....................................................... 19
        2.4           Effects of the Merger................................................ 19
        2.5           Certificate of Incorporation and Bylaws.............................. 20
        2.6           Directors............................................................ 20
        2.7           Officers............................................................. 20

ARTICLE III           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                      THE CONSTITUENT CORPORATIONS; CERTIFICATES........................... 20
        3.1           Effect on Capital Stock.............................................. 20
        3.2           Determination of Common Consideration................................ 21
        3.3           Post-Closing Adjustments to Merger Consideration..................... 24
        3.4           Surrender and Exchange............................................... 26

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF U S WEST........................... 27
        4.1           Organization and Qualification....................................... 27
        4.2           Capitalization; Subsidiaries......................................... 27
        4.3           Corporate Authority.................................................. 29
        4.4           Consents and Approvals............................................... 30
        4.5           Non-Contravention.................................................... 30
        4.6           Financial Statements; Undisclosed Liabilities........................ 31
        4.7           Litigation........................................................... 32
        4.8           Taxes................................................................ 33
        4.9           ERISA Compliance..................................................... 35
        4.10          Compliance with Laws................................................. 35
        4.11          Employment and Non-Competition Agreements............................ 35
        4.12          Domestic Wireless Assets............................................. 36
        4.13          Intellectual Property................................................ 36
        4.14          Labor Matters........................................................ 37
        4.15          Environmental Compliance and Liabilities............................. 37
        4.16          Licenses............................................................. 38
        4.17          Material Contracts................................................... 38
        4.18          Insurance............................................................ 39
        4.19          Brokers.............................................................. 39
        4.20          Nature of Acquisition................................................ 39
        4.21          Ownership of AirTouch Capital Stock.................................. 40

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF AIRTOUCH........................... 40
        5.1           Organization and Qualification....................................... 40
        5.2           Capitalization....................................................... 40
        5.3           Corporate Power and Authorization.................................... 41




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        5.4           Consents............................................................. 42
        5.5           Non-Contravention.................................................... 42
        5.6           AirTouch SEC Documents; Undisclosed
                      Liabilities.......................................................... 42
        5.7           Litigation........................................................... 43
        5.8           Taxes................................................................ 44
        5.9           Compliance with Laws................................................. 44
        5.10          Brokers.............................................................. 44

ARTICLE VI            COVENANTS RELATING TO CONDUCT OF BUSINESS............................ 45
        6.1           Conduct of Business of NV and PCS Holdings........................... 45
        6.2           Conduct of Business of AirTouch...................................... 46
        6.3           Access to Information................................................ 50

ARTICLE VII           ADDITIONAL AGREEMENTS................................................ 51
        7.1           Tax Matters.......................................................... 51
        7.2           Reasonable Best Efforts.............................................. 51
        7.3           Antitrust Notification; FCC and State
                      Regulatory Approvals................................................. 52
        7.4           Supplemental Disclosure.............................................. 52
        7.5           Announcements........................................................ 52
        7.6           NYSE Listing......................................................... 53
        7.7           Settlements for Cash Collections and
                      Disbursements After the Effective Time............................... 53
        7.8           Use of U S WEST Name................................................. 54
        7.9           Intellectual Property................................................ 54
        7.10          Insurance............................................................ 56
        7.11          Third Party Rights................................................... 57
        7.12          Intercompany Agreements.............................................. 57
        7.13          Joint Agreements; Joint Assets....................................... 58
        7.14          Transaction Agreements............................................... 60
        7.15          Undertakings with respect to Scheduled
                      Properties........................................................... 60
        7.16          Pre-Closing Capital Contributions to PCS
                      Nucleus by AirTouch.................................................. 61
        7.17          Assumption of Guarantee Obligations with
                      respect to Leveraged Leases.......................................... 61
        7.18          Repayment of Assumed NV Debt and Assumed PCS
                      Debt................................................................. 61
        7.19          AirTouch Class D and Class E Preferred Stock......................... 61

ARTICLE VIII          EMPLOYEE MATTERS..................................................... 61
        8.1           Employees............................................................ 61
        8.2           Employee Benefit Plans and Arrangements.............................. 62
        8.3           Other Employee Matters............................................... 62
        8.4           Cooperation.......................................................... 67

ARTICLE IX            CONDITIONS PRECEDENT................................................. 67
        9.1           Conditions to Each Party's Obligations to
                      Effect the Merger.................................................... 67
        9.2           Conditions to Obligation of AirTouch................................. 68
        9.3           Conditions to Obligations of U S WEST, Media,
                      NV and PCS Holdings.................................................. 69




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ARTICLE X             TERMINATION AND AMENDMENT............................................ 70
        10.1          Termination.......................................................... 70
        10.2          Effect of Termination................................................ 70
        10.3          Amendment............................................................ 70
        10.4          Extension; Waiver.................................................... 70

ARTICLE XI            INDEMNIFICATION...................................................... 71
        11.1          Indemnification by U S WEST.......................................... 71
        11.2          Indemnification by AirTouch.......................................... 73
        11.3          Procedures Relating to Indemnification............................... 75
        11.4          Miscellaneous Indemnification Provisions............................. 77
        11.5          Contribution......................................................... 78
        11.6          Tax Indemnification.................................................. 78
        11.7          Payments Adjustments to Merger Consideration......................... 79

ARTICLE XII           GENERAL PROVISIONS................................................... 79
        12.1          Survival of Representations.......................................... 79
        12.2          Legends.............................................................. 79
        12.3          Removal of Legends................................................... 80
        12.4          Expenses............................................................. 80
        12.5          Governing Law........................................................ 80
        12.6          Notices.............................................................. 80
        12.7          Entire Agreement..................................................... 81
        12.8          Disclosure Schedules................................................. 82
        12.9          Headings; References................................................. 82
        12.10         Counterparts......................................................... 82
        12.11         Parties in Interest; Assignment; Successors.......................... 82
        12.12         Severability......................................................... 83
        12.13         Enforcement.......................................................... 84
        12.14         Dispute Resolution................................................... 84


Exhibit A-1 -  Certificate of Designation, Preferences and Rights
               of AirTouch Class D Preferred Stock
Exhibit A-2 -  Certificate of Designation, Preferences and Rights
               of AirTouch Class E Preferred Stock
Exhibit B   -  New Investment Agreement
Exhibit C   -  Patent License Agreement
Exhibit D   -  Software License Agreement
Exhibit E   -  Tax Sharing Agreement
Exhibit F   -  Calculation of Value Adjustment
Exhibit G-1 -  Form of AirTouch Representations Letter - NV
               Merger
Exhibit G-2 -  Form of AirTouch Representations Letter - PCS
               Merger
Exhibit H-1 -  Form of U S WEST Representations Letter - NV
               Merger
Exhibit H-2 -  Form of U S WEST Representations Letter - PCS
               Merger
Exhibit I   -  Resources Agreement
Exhibit J   -  Exceptions to Restrictions on Non-Solicitation
Exhibit K-1 -  Form of MediaCo Assignment and Assumption Agreement




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



Exhibit K-2 - Form of CommunicationsCo Assignment and Assumption Agreement Exhibit K-3 - Form of NV/PCS Transferee Assignment and Assumption Agreement

    Certain Schedules and Exhibits that do not contain material information have been omitted. The Company will furnish such exhibits and schedules to the Commission supplementally upon request.


























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

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of January 29, 1998, among U S WEST, INC., a Delaware corporation ("U S WEST"), U S WEST MEDIA GROUP, INC., a Delaware corporation and wholly owned direct subsidiary of U S WEST ("Media"), U S WEST NEWVECTOR GROUP, INC., a Colorado corporation and wholly owned direct subsidiary of Media ("NV"), U S WEST PCS HOLDINGS, INC., a Delaware corporation and wholly owned direct subsidiary of Media ("PCS Holdings"), and AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation ("AirTouch").


                              W I T N E S S E T H:

        WHEREAS, the Boards of Directors of U S WEST, Media, NV and AirTouch each have determined that it is in the best interests of their respective stockholders for NV to merge with and into AirTouch (the "NV Merger");

        WHEREAS, the Boards of Directors of U S WEST, Media, PCS Holdings and AirTouch each have determined that it is in the best interests of their respective stockholders for PCS Holdings to merge with and into AirTouch (the "PCS Holdings Merger," and collectively with the NV Merger, the "Merger");

        WHEREAS, Media, as sole shareholder of NV and PCS Holdings, has approved the Merger;

        WHEREAS, for United States Federal income tax purposes, it is intended that the NV Merger and the PCS Merger each shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder (the "Code"); and

        WHEREAS, U S WEST, Media, NV, PCS Holdings and AirTouch desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        1.1 General. For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Action" shall mean any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal.




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

        "Affected Employees" shall mean the employees of NV and the Domestic Wireless Subsidiaries and PCS Employees, including those employees among them who are absent from employment due to illness, injury, military service or other authorized absence and those employees who are disabled within the meaning of the short-term disability plans currently applicable to NV and the Domestic Wireless Subsidiaries; provided, however, that "Affected Employees" shall not include (i) employees who are disabled within the meaning of the long-term disability plans currently applicable to the NV and the Domestic Wireless Subsidiaries, (ii) former employees and (iii) retired employees.

        "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

        "Agreed Value" shall mean, for a class or series of capital stock, on any applicable date, the average of the daily Volume-Weighted Average Trading Prices per share of such class or series of capital stock for the ten consecutive Trading Days beginning on the 40th Trading Day following the issuance of such class or series of capital stock; provided, however, that if the Closing Date were to occur prior to the end of such ten consecutive Trading Day period, such period shall commence on the 15th Trading Day immediately preceding the Closing Date.

        "Agreement" shall mean this Agreement and Plan of Merger, together with all exhibits and schedules hereto, as the same may be amended from time to time in accordance with the terms hereof.

        "AirTouch" shall have the meaning set forth in the preamble to this Agreement.

        "AirTouch Class D Preferred Stock" shall mean the AirTouch Class D Preferred Stock, par value $.01 per share, to be issued pursuant to the Certificate of Designation, Preferences and Rights attached hereto as Exhibit A-1.

        "AirTouch Class E Preferred Stock" shall mean the AirTouch Class E Preferred Stock, par value $.01 per share, to be issued pursuant to the Certificate of Designation, Preferences and Rights attached hereto as Exhibit A-2.

        "AirTouch Determination Price" shall mean the average of the Volume-Weighted Average Trading Prices of AirTouch Common Stock for the 30 consecutive Trading Days (the "Averaging Period") ending on the fifth Trading Day immediately prior to the Closing Date, rounded to the nearest one-hundred thousandth (or if there shall not be a nearest one-hundred thousandth, to the next higher one-hundred thousandth); provided that if the Board of Directors of AirTouch declares a dividend (other than dividends for which adjustments have been provided pursuant to Section 3.2) on the outstanding shares of AirTouch Common Stock having a record date before the Effective Time and an ex-dividend date (based on




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

"regular way" trading on the NYSE of shares of AirTouch Common Stock) (the "Ex-Date") that occurs during the Averaging Period, then for purposes of computing the AirTouch Determination Price, the Volume-Weighted Average Trading Price on any Trading Day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend.

        "AirTouch Group" shall mean, at and after the Effective Time, AirTouch, the Domestic Wireless Subsidiaries and the Domestic Wireless Investments and their respective Affiliates.

        "AirTouch Merger Disclosure Schedule" shall mean the Disclosure Schedule, dated as of the date hereof, delivered by AirTouch to U S WEST.

        "AirTouch Rights Agreement" shall mean the Rights Agreement between AirTouch and Bank of New York, as Right's Agent, dated as of September 19, 1994, as amended.

        "AirTouch Stock" shall mean the AirTouch Common Stock, the AirTouch Class D Preferred Stock and the AirTouch Class E Preferred Stock.

        "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

        "Arbitration Agreement" shall mean the Arbitration Agreement, dated as of September 30, 1995, by and between AirTouch and U S WEST Colorado.

        "Assumed NV Debt" shall mean indebtedness (including accrued but unpaid interest) of NV to a Subsidiary of U S WEST outstanding as of the Closing Date; provided, however, that the sum of the Assumed NV Debt and the Assumed PCS Debt shall not be less than $1.3 billion nor more than $1.5 billion as of the Closing Date.

        "Assumed PCS Debt" shall mean indebtedness (including accrued but unpaid interest) of PCS Holdings to a Subsidiary of U S WEST outstanding as of the Closing Date; provided, however, that the sum of the Assumed NV Debt and the Assumed PCS Debt shall not be less than $1.3 billion nor more than $1.5 billion as of the Closing Date.

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City or San Francisco are authorized or required by law to close.

        "CBCA" shall mean the Colorado Business Corporation Act.

        "Cellular Service" shall mean any commercial mobile radio service, and the resale of such service, provided by a radio communications system authorized under the rules for the domestic public cellular radio telecommunications service designated as Subpart H of Part 22 of the FCC's rules in effect on July 25, 1994, or any revision thereto or successor thereof, which may be in effect from time to time, including the network, marketing, distribution, sales, customer interfaces, and operations function relating thereto.

        "Code" shall have the meaning set forth in the recitals to this Agreement.

        "Common Value" shall mean the result of (i) the Transaction Value, minus
(ii) the Preferred Value, minus (iii) the amount of the Assumed NV Debt and the Assumed PCS Debt.

        "CommunicationsCo" shall mean an independent company to which the businesses of the U S WEST Communications Group and the directory businesses of the U S WEST Media Group may be transferred by U S WEST in connection with the U S WEST Separation.

        "Communications Wireless Business" shall mean the businesses of USWCG and its Subsidiaries engaged in the provision of any wireless services.

        "Confidential Information" shall mean all confidential information, including all knowhow, discoveries, inventions (excluding subject matter covered by patents or patent applications), improvements, processes, formulae, specifications, trade secrets (whether patentable or not but excluding subject matter covered by patents or patent applications), business plans, marketing data, software, tools and documentation (other than the software, tools and documentation identified in item 1 of Section 1.1 of the U S WEST Merger Disclosure Schedule) and all drawings, records, books or indicia, however evidenced, of the foregoing.

        "Consent" shall mean any approval, consent or waiver required to be obtained from any Third Party for the consummation of a specified transaction, including (without limitation) any option, right of first refusal, right of first offer or other similar right of a Third Party triggered by a specified transaction.

        "Contract" shall mean any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under Applicable Law.

        "Current Market Price", for a class or series of capital stock, on any applicable date, shall mean the average of the daily Volume-Weighted Average Trading Prices per share of such class or series of capital stock for the ten consecutive Trading




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

Days ending on the third Trading Day immediately preceding such date.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disposed Asset" shall mean each Scheduled Property as to which, as of or at any time following the Closing Date, either of the following conditions shall apply:

                (a) AirTouch or any Subsidiary thereof shall have sold, assigned, exchanged, transferred or otherwise disposed of such Scheduled Property in connection with any court order with respect to, or any Settlement (in whole or in part) of, any Scheduled Property Claim (for purposes of this definition, the dissolution, liquidation and winding up of any partnership underlying a Scheduled Property (including, without limitation, occurring as a result of a withdrawal by AirTouch or any Subsidiary thereof as a partner of such partnership) shall be considered a disposition of such Scheduled Property); or

                (b) In the case of any Scheduled Property of which, as of the date hereof, NV or any Subsidiary thereof is a general partner or which is otherwise managed by NV or any Subsidiary thereof, AirTouch shall not obtain or shall lose the right to manage such Scheduled Property prior to or on the first anniversary of the Closing Date (or if, as of such first anniversary, a Scheduled Property Claim shall be pending which relates to AirTouch's right to manage such Scheduled Property, the date that such Scheduled Property Claim is finally resolved) pursuant to any court order with respect to, or any Settlement (in whole or in part) of, any Scheduled Property Claim; provided that such Scheduled Property shall cease to be a Disposed Asset if AirTouch shall regain the right to manage such Scheduled Property prior to or on the second anniversary of the Closing Date (or if, as of such second anniversary, a Scheduled Property Claim shall be pending which relates to AirTouch's right to manage such Scheduled Property, the date that such Scheduled Property Claim is finally resolved).

        "Disposed Asset Value" shall mean:

                (a) In the case of any Disposed Asset by operation of clause (a) of the definition thereof, the result of:

                      (i) the excess, if any, of (x) the Allocated Value (as set forth in item 2 of Section 1.1 of the U S WEST Merger Disclosure Schedule) of such Disposed Asset (accreted at a rate of 12% per annum from the Closing Date), over (y) the after-Tax net proceeds received by AirTouch or any Subsidiary thereof from the sale, assignment,




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

                exchange, transfer or other disposition of such Disposed Asset; plus

                      (ii) the aggregate amount of expenditures made by AirTouch or any Subsidiary thereof with respect to such Disposed Asset following the Closing Date (accreted at a rate of 12% per annum from the time such expenditures are made); minus

                      (iii) the aggregate amount of distributions received by
                AirTouch or any Subsidiary thereof with respect to such Disposed Asset following the Closing Date (accreted at a rate of 12% per annum from the time such distributions are received); and

                (b) In the case of any Disposed Asset solely by operation of clause (b) of the definition thereof, 20% of the Allocated Value of such Disposed Asset (accreted at the rate of 12% per annum from the Closing
        Date).

        "Dispute" shall mean all disputes, controversies or claims arising from or in connection with this Agreement or any other Transaction Agreement, whether based on contract, tort, statute or otherwise, including but not limited to, interpretation or enforcement of such agreements, or any breach, termination or claim of invalidity of such agreements.

        "DOJ" shall mean the United States Department of Justice.

        "Domestic Wireless Business" shall mean, collectively, the businesses of NV, the Domestic Wireless Subsidiaries, the Domestic Wireless Investments and PCS Holdings.

        "Domestic Wireless Intellectual Property" shall mean the items set forth in item 3 of Section 1.1 of the U S WEST Merger Disclosure Schedule.

        "Domestic Wireless Investments" shall mean the Investments held by NV or its Subsidiaries other than, as of the Closing Date, Investments that are Excluded Assets.

        "Domestic Wireless Subsidiaries" shall mean the Subsidiaries of NV other than, as of the Closing Date, Subsidiaries that are Excluded Assets.

        "Employee Arrangements" shall mean all employment and consulting agreements, and all bonus and other incentive compensation, deferred compensation, disability, severance, change in control, stock award, stock option, stock purchase, collective bargaining agreements, plans, programs, policies and arrangements with respect to the employment or termination of employment of any employee, officer, director or other individual




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

who is or was employed at any time by U S WEST or any of its Subsidiaries.

        "Employee Benefit Plan" shall mean all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which U S WEST or any of its Subsidiaries maintains or to which U S WEST or any of its Subsidiaries has an obligation to make contributions.

        "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, charges or other encumbrances.

        "Environmental Laws" shall mean all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, wetlands, land surface, subsurface strata, and indoor and outdoor workplace), including, without limitation, (a) laws and regulations relating to emissions, discharges, releases or threatened releases of any Substance of Concern or otherwise relating to the importation, manufacture, processing, formulation, testing, distribution, use, treatment, storage, disposal, transport or handing of any Substance of Concern, and (b) common law principles of tort liability related to the foregoing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean each member of a controlled group of corporations within the meaning of section 414(b) of the Code and each member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code.

        "ESMR Service" shall mean any commercial mobile radio service, and the resale of such service, provided by radio communications system authorized under the rules for Enhanced Specialized Mobile Radio services designated under Subpart S of Part 90 of the FCC's rules in effect on July 25, 1994, or any revision thereto or successor thereof, which may be in effect from time to time, including the network, marketing, distribution, sales, customer interfaces, and operations function relating thereto.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Exchange Agreement" shall mean the Amended and Restated Agreement of Exchange, dated as of September 30, 1995, by and between U S WEST Colorado and AirTouch.

        "Excluded Asset" shall mean each Scheduled Property as to which any of the following shall apply as of the Closing Date:

                (a) NV or any Subsidiary thereof shall have sold, assigned, exchanged, transferred or otherwise disposed of such Scheduled Property either (i) pursuant to a right of first refusal made in accordance with
        Section 7.15(a), (ii) in fulfillment of U S WEST's obligations under
        Section 7.15(b) or (iii) pursuant to other written agreement of the parties hereto; or

                (b) NV or any Subsidiary thereof shall have withdrawn (voluntarily or pursuant to a court order) as a partner of the partnership underlying such Scheduled Property and such partnership shall have been dissolved.

        "Excluded Assets Value" shall equal the sum (for all Excluded Assets) of the Allocated Value (as set forth in item 2 of Section 1.1 of the U S WEST Merger Disclosure Schedule) of each such Excluded Asset.

        "Excluded Claim" shall mean any claim or demand made by any Person or any Action (in each case, which is made, instituted or commenced before the Effective Time) to the extent such claim, demand or Action (a) arises out of, relates to or results from, directly or indirectly, (i) any actual or alleged violation of, or seeks to enforce compliance with, any law, rule or regulation of any Governmental Authority in respect of antitrust, consumer disclosure or unfair competition or (ii) any actual or alleged wrongful termination, or other actual or alleged breach or violation, of any distribution or agent relationship (excluding any claim or demand made by any Person or any Action which arises out of, relates to or results from solely a claim of breach of contract) and (b) arises out of, relates to or results from, directly or indirectly, the conduct of the Domestic Wireless Business or any part thereof before or at the Effective Time; provided, however, that any claim or demand made by any Person or any Action shall not be an "Excluded Claim" to the extent such claim, demand or Action arises out of, relates to or results from, directly or indirectly, the conduct of WMC in respect of any of the businesses of AirTouch or its Subsidiaries or any part thereof before or at the Effective Time. For purposes of this definition, the term "Subsidiary" shall not include WMC.

        "Excluded Employees" shall mean all employees, former employees and retired employees of U S WEST and its Subsidiaries and Affiliates other than the Affected Employees.

        "Excluded Settlements" shall mean all Settlements made or entered into prior to the Effective Time to the extent such Settlements arise out of, relate to or result from, directly or indirectly, the conduct of the Domestic Wireless Business or any part thereof (to the extent not satisfied in full by U S WEST, NV, a Domestic Wireless Subsidiary or a Domestic Wireless Investment prior to the Effective Time).




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

        "Extraordinary Cash Distributions" shall mean with respect to any consecutive 12-month period, all cash dividends and cash distributions on the outstanding shares of AirTouch Common Stock during such period (other than cash dividends or cash distributions for which a prior adjustment to the Merger Consideration was previously made) to the extent such cash dividends and cash distributions exceed, on a per share of AirTouch Common Stock basis, 5% of the average Volume-Weighted Average Trading Price of the AirTouch Common Stock over such period.

        "Fair Value" shall mean (i) with respect to shares of capital stock which is traded on an exchange or in the over-the-counter market, the average of the Volume-Weighted Average Trading Prices per share of such class or series of capital stock for the 30 consecutive Trading Days ending on the fifth Trading Day immediately prior to the Closing Date, (ii) with respect to cash, the amount of cash distributed and (iii) with respect to evidences of indebtedness or assets or capital stock which is not traded on an exchange or in the over-the-counter market, the value of such evidences of indebtedness or assets or such capital stock as determined by an investment banking firm jointly selected by AirTouch and U S WEST.

        "FCC" shall mean the United States Federal Communications
Commission.

        "FTC" shall mean the United States Federal Trade Commission.

        "GAAP" shall mean generally accepted accounting principles in effect in the United States of America.

        "Governmental Authority" shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations issued pursuant thereto.

         "Indemnifiable Losses" shall mean, with respect to any claim by an Indemnified Party for indemnification under this Agreement, any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights thereunder).

        "Indemnified Party" shall mean any Person that is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

        "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

        "Information" shall mean all records, books, Contracts, instruments, computer data and other data and information.

        "Insurance Arrangement" shall mean insurance policies and insurance Contracts of any kind, including, without limitation, primary and excess policies, commercial general liability policies, automobile policies, product liability policies, directors' and officers' liability policies, fiduciary liability policies, workmens' compensation policies, and self-insurance programs and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

        "Intellectual Property" shall mean all Trademarks, Trade Names, copyrights or copyright registrations, and patents or patents pending, including any Contracts, licenses or other legal arrangements granting rights or privileges to use any Trademark, Trade Name, copyright or patent.

        "Inter-Exchange Carrier Agreement" shall mean an agreement between NV or any Domestic Wireless Subsidiary and any inter-exchange carrier relating to the conduct of the operations of the Domestic Wireless Business.

        "Investment Agreement" shall mean the Amended and Restated Investment Agreement dated as of September 30, 1995, by and between U S WEST Colorado and AirTouch.

        "Investment" shall mean, with respect to any Person, any equity interest held by such Person or its Subsidiaries in another Person (other than a Subsidiary); provided, however, that Time Warner Entertainment Company, L.P. shall not be deemed to be an Investment of U S WEST or of any of its Subsidiaries.

        "IRS" shall mean the United States Internal Revenue Service.

        "Joint Venture Organization Agreement" shall mean the Amended and Restated Joint Venture Organization Agreement dated as of September 30, 1995 by and between U S WEST Colorado and AirTouch, as amended.

        "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, suits, investigations, proceedings (public or private) or governmental proceedings.

        "Leveraged Leases" shall mean all of the Japanese leveraged leases entered into by PrimeCo as of the Closing Date.

        "Liability" shall mean, with respect to any Person, except as expressly provided herein, any direct or indirect liability (whether absolute, accrued or unaccrued, contingent, liquidated or unliquidated, matured or unmatured, reflected on a balance sheet (or in the notes thereto) or otherwise, and whether known or unknown, fixed or contingent), indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of or by such Person (including, without limitation, those arising under any Applicable Law or Action or under any award of any court, tribunal or arbitrator of any kind, and those arising under any Contract).

        "License" shall mean any permit, license, waiver or authorization from any Governmental Authority having jurisdiction over a Person required or advisable for the conduct of an activity, including, without limitation, any license or authorization or certificate of public convenience and necessity from the FCC.

        "Material Adverse Effect" shall mean, with respect to any Person or business, any change or effect that is materially adverse to the business, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole or to such business taken as a whole; provided that a failure to include the business of any Excluded Asset in the Domestic Wireless Business shall not be deemed to constitute a Material Adverse Effect with respect to the Domestic Wireless Business.

        "Material Contract" shall mean any Contract made in conjunction with or related to the operations of the Domestic Wireless Business (including, without limitation, Contracts with customers or suppliers, Resale Agreements, Roaming Agreements, Inter-Exchange Carrier Agreements, and similar agreements) that (a) is reasonably anticipated by the party making a representation with respect thereto to involve, in any given year, an aggregate payment by any party thereto in excess of $5,000,000; (b) in the case of any Resale Agreement, Roaming Agreement, Inter-Exchange Carrier Agreement or network or subscriber equipment purchase Contract, is reasonably anticipated by the party making a representation with respect thereto to involve aggregate payments by all parties thereto in excess of $15,000,000 in any five-year period; (c) has a term of five years or more and involves, in any given year, an aggregate payment by any party thereto in excess of $1,000,000; or (d) that any party thereto would be required to file as an exhibit to its Annual Report on Form 10-K if such Person were a registrant under Section 12 of the Exchange Act.

        "Media" shall have the meaning set forth in the preamble to this Agreement.

        "MediaCo" shall mean an independent company to which the cable and international businesses of the U S WEST Media Group may be transferred by U S WEST in connection with the U S WEST Separation.

        "Merger" shall have the meaning set forth in the recitals to the Agreement.

        "New Investment Agreement" shall mean the Amended and Restated Investment Agreement attached hereto as Exhibit B.

        "NV" shall have the meaning set forth in the preamble to this Agreement.

        "NV/PCS Transferee" shall mean (i) if the U S WEST Separation is consummated prior to the Effective Time, the Subsidiary of U S WEST (or MediaCo, as applicable) to which the NV Stock and the PCS Holdings Stock will be transferred in connection with the U S WEST Separation and (ii) if the U S WEST Separation is consummated following the Effective Time, the Subsidiary of U S WEST (or MediaCo, as applicable) to which the AirTouch Stock received by Media in connection with the Merger will be transferred in connection with the U S WEST Separation; provided that, in either such case, the NV/PCS Transferee shall remain an Affiliate of the domestic cable businesses of the U S WEST Media Group following the consummation of the U S WEST Separation.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Order" shall mean action by the FCC or a state regulatory authority, as applicable, granting the FCC's or such state regulatory authority's Consent to the transactions contemplated hereby without any conditions which either U S WEST or AirTouch reasonably deems to be materially adverse to it and as to which no stay by the FCC or such state regulatory authority, as applicable, or other Governmental Authority, is in effect.

        "Patent License Agreement" shall mean the Patent License Agreement between U S WEST and AirTouch in the form attached hereto as Exhibit C, as the same may be amended from time to time.

        "PCS Employees" shall mean the employees identified in item 4 of Section
1.1 of the U S WEST Merger Disclosure Schedule who are employed in the Domestic Wireless Business at the Effective Time.

        "PCS Holdings" shall have the meaning set forth in the preamble to this Agreement.

        "PCS Nucleus" shall mean PCS Nucleus, L.P., a Delaware limited partnership.

        "PCS Nucleus Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of PCS Nucleus, dated as of

September 30, 1995, between AirTouch PCS Holdings, Inc. and PCS Holdings.

        "PCS Partnership Interests" shall mean a 10.1% general partner's interest and a 39.9% limited partner's interest in PCS Nucleus.

        "PCS Service" shall mean any broadband radio communications service authorized under the rules for personal communications services designated as Subpart E of Part 24 of the FCC's rules in effect on July 25, 1994, or any revision thereto or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

        "Permitted Encumbrance" shall mean (a) a statutory Encumbrance not yet due and payable or (b) any other Encumbrance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business.

        "Person" or "person" shall mean and includes any individual, partnership, limited liability company, joint venture, corporation, association, joint stock company, trust, unincorporated organization or similar entity.

        "Preferred Share Number" shall mean the quotient of (a) the Preferred Value, divided by (b) $1,000 (rounded to the nearest whole even number).

        "Preferred Value" shall mean (a) $1,600,000,000, plus (b) the excess, if any, of (i) $1,400,000,000, over (ii) the sum of the amounts of the Assumed NV Debt and the Assumed PCS Debt.

        "PrimeCo" shall mean PrimeCo Personal Communications, L.P., a Delaware limited partnership.

        "PrimeCo Agreement" shall mean the Agreement of Limited Partnership of PrimeCo, dated as of October 20, 1994, as amended.

        "Related Party Agreement" shall mean any Contract between or among NV or any Domestic Wireless Subsidiary, on the one hand, and U S WEST, Media or any of their respective Affiliates (other than NV or any Domestic Wireless Subsidiary), on the other hand; provided, however, that (i) all Employee Arrangements and Employee Benefit Plans and (ii) all administrative services agreements (including accounting, legal, insurance and tax services and other similar agreements) shall not be deemed to be Related Party Agreements.

        "Resale Agreement" shall mean any agreement entered into by NV or a Domestic Wireless Subsidiary with any Third Party with respect to the resale of any Cellular Service.

        "Roaming Agreement" shall mean any agreement entered into by NV or a Domestic Wireless Subsidiary with any Third Party relating to a roaming arrangement with respect to customers of any Cellular Service, PCS Service, ESMR Service or satellite service.

        "Scheduled Properties" shall mean the Domestic Wireless Subsidiaries and Domestic Wireless Investments listed in item 5 of Section 1.1 of the U S WEST Merger Disclosure Schedule.

        "Scheduled Property Claim" means any claim or demand made by any Person or any Action (in either case, whether or not pending at the Effective Time and whether or not the basis for which is known to AirTouch at the Effective Time) that the execution, delivery or performance by AirTouch, U S WEST, NV or any Domestic Wireless Subsidiary or any Domestic Wireless Investment managed by NV or any Domestic Wireless Subsidiary of (A) the Joint Venture Organization Agreement and the related agreements referred to therein or the consummation of the transactions contemplated thereby or (B) any Transaction Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby, has resulted or results in a violation or breach of, or has constituted or constitutes a default, withdrawal or impermissible transfer under, or has given or gives rise to any right of purchase, conversion of interest, dissolution, termination, first refusal, notice or consent under or has given or gives rise to any right of amendment, cancellation or acceleration of material benefit under, any partnership agreement or other formative agreement or management or similar agreement relating to a Scheduled Property.

        "SEC" shall mean the United States Securities and Exchange
Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Settlements" shall mean any and all agreements or commitments to settle, compromise or otherwise resolve in whole or in part any claim or demand of any Person or any Action.

        "Software License Agreement" shall mean the Software License Agreement between U S WEST and AirTouch in the form attached hereto as Exhibit D, as the same may be amended from time to time.

        "Substance of Concern" shall mean any chemical, pollutant, contaminant, waste, toxic substance, industrial substance, noxious substance, hazardous substance, radioactive material, asbestos, genetically modified organism, petroleum or petroleum product.

        "Specified Action" shall mean any action, claim, suit, arbitration or proceeding which has been brought before or filed by any Governmental Authority or arbitration tribunal which (a) arises out of, relates to or results from, directly or indirectly, (i) any actual or alleged violation of, or seeks to enforce compliance with, any law, rule or regulation of any Governmental Authority in respect of antitrust, consumer disclosure or unfair competition or
(ii) any actual or alleged wrongful termination, or other actual or alleged breach or violation, of any distribution or agent relationship (excluding any Action which arises out of, relates to or results from solely a claim of breach of contract) and (b) arises out of, relates to or results from, directly or indirectly, the conduct of the Domestic Wireless Business or any part thereof before or at the Effective Time, but specifically excluding any such action, claim, suit, arbitration or proceeding to the extent that it (x) constitutes an Excluded Claim or (y) arises out of, relates to or results from, directly or indirectly, the conduct of WMC in respect of the business of AirTouch or its Subsidiaries or any part thereof before or at the Effective Time. For purposes of this definition, the term "Subsidiary" shall not include WMC.

        "Subsidiary" shall mean, with respect to any Person, (a) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (b) each partnership in which such Person or another Subsidiary of such Person is the general partner or otherwise controls such partnership; provided, however, that PCS Nucleus shall not be deemed to be a Subsidiary of AirTouch or U S WEST.

        "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest (including interest that would have accrued absent a netting of Taxes) and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

        "Tax Sharing Agreement" shall mean the Tax Sharing Agreement between U S WEST, Media, NV, PCS Holdings and AirTouch in the form attached hereto as Exhibit E, as the same may be amended from time to time.

        "Third Party" shall mean, with respect to U S WEST, Media or AirTouch, a party or parties which is or are not an Affiliate of either U S WEST, Media or AirTouch, respectively.

        "TOMCOM Agreement" shall mean the Agreement of Limited Partnership of Tomcom, L.P., a Delaware limited partnership, dated as of October 20, 1994, as amended.

        "Trademark" shall mean any federal or state service mark, trademark, trade name, trademark registration or application, and all common law rights therein.

        "Trade Name" shall mean any trade name, corporate name, business name, commercial name, and any registration or application therefor or any other name used to identify a business.

        "Trading Day" shall mean a day on which the NYSE is open for the transaction of business.

        "Transaction Agreements" shall mean this Agreement, the Tax Sharing Agreement, the Software License Agreement, the Patent License Agreement, the Resources Agreement and the New Investment Agreement, and all agreements, instruments, schedules, exhibits and annexes attached hereto or thereto or delivered pursuant hereto or thereto.

        "Transaction Value" shall equal (a) $5,685,000,000, plus (b) the amount, if any, of the Base Adjustment (as defined below), minus (c) the amount, if any, of the Excluded Assets Value, plus (d) the amount of any positive Value Adjustment (or, minus, the amount of any negative Value Adjustment) calculated as of the Closing Date. The "Base Adjustment" shall equal:

                                                  AirTouch
         $50,000,000, multiplied by     ( Determination Price - $40)
                                     ----------------------------------
                                                     $5

; provided that, for purposes of the foregoing calculation, (i) if the AirTouch Determination Price is less than $40 per share, the Base Adjustment shall equal zero and (ii) if the AirTouch Determination Price is greater than $45 per share, the Base Adjustment shall equal $50,000,000.

        "Trust Exchange Agreement" shall mean the Amended and Restated Trust Agreement of Exchange dated as of September 30, 1995 by and between U S WEST Colorado and AirTouch.

        "U S WEST" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "U S WEST Colorado" shall mean U S WEST, Inc., a Colorado corporation and the predecessor of U S WEST.

        "U S WEST Group" shall mean, after the Effective Time, U S WEST, Media and their respective Affiliates.

        "U S WEST Insurance Arrangements" shall mean the Insurance Arrangements of U S WEST existing at the Effective Time or prior thereto which are owned or maintained by or on behalf of U S WEST or any of its predecessors.

        "U S WEST Intellectual Property" shall mean all Intellectual Property of the U S WEST Group and its Affiliates (which Affiliates exist as of the date hereof) other than the Domestic Wireless Intellectual Property.

        "U S WEST Merger Disclosure Schedule" shall mean the Disclosure Schedule, dated as of the date hereof, delivered by U S WEST to AirTouch.

        "U S WEST Separation" shall mean a transaction in which the businesses of the U S WEST Communications Group and the businesses of the U S WEST Media Group are separated into two independent companies.

        "Value Adjustment" shall mean the result calculated in accordance with Exhibit F hereto.

        "Volume-Weighted Average Trading Price" shall mean, for any Trading Day, an amount equal to (a) the cumulative sum, for each trade of AirTouch Common Stock (or other class or series of capital stock) during such Trading Day on the NYSE (or, if such security is not listed on the NYSE, such other principal exchange or over-the-counter market on which such security is listed), of the product of: (i) the sale price times (ii) the number of shares of AirTouch Common Stock (or such other class or series of capital stock) sold at such price, divided by (b) the total number of shares of AirTouch Common Stock (or such other class or series of capital stock) so traded during the Trading Day.

        "WMC" shall mean WMC Partners, L.P., a Delaware limited partnership.

        "WMC Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of WMC, dated as of September 30, 1995.

        1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

        Term                                                      Section
        ----                                                      -------
        AAA...................................................... 12.14(a)
        Accounting Referee.......................................  3.3(c)
        Acquiring Person.........................................  6.2(d)
        Adjusted Cap Price.......................................  3.2(e)
        Adjusted Floor Price.....................................  3.2(e)
        AirTouch Affiliated Group................................  5.8(a)
        AirTouch Common Stock....................................  3.1(b)

        Term                                                      Section
        ----                                                      -------
        AirTouch Consents........................................  5.4
        AirTouch Indemnified Parties............................. 11.1
        AirTouch Pension Plan....................................  8.3(b)
        AirTouch Retirement Plan.................................  8.3(b)
        AirTouch Rights Agreement................................  5.2(a)
        AirTouch SEC Documents...................................  5.6(a)
        Articles of Merger.......................................  2.3
        Cap Number...............................................  3.2(e)
        Cap Price................................................  3.2(a)
        Certificate of Merger....................................  2.3
        Claim Notice............................................. 11.3(a)
        Closing..................................................  2.2
        Closing Date.............................................  2.2
        Common Consideration.....................................  3.1(b)
        Confidentiality Agreements...............................  6.3(c)
        Core Intellectual Property...............................  7.9(d)
        Decision................................................. 12.14(a)
        Domestic Wireless Financial Statements...................  4.6(a)
        Effective Time...........................................  2.3
        Employee Communication Materials.........................  8.3(m)
        Extraordinary Dividend...................................  6.2(a)
        FCC/State Orders.........................................  4.4
        Floor Number.............................................  3.2(e)
        Floor Price..............................................  3.2(a)
        Gains Taxes..............................................  4.4
        Indemnitees..............................................  8.3(n)
        Joint Agreement..........................................  7.13(a)
        Joint Asset..............................................  7.13(b)
        Joint Venture Agreements................................. 12.7(b)
        Merger Consideration.....................................  3.1(b)
        Merger Consideration Value...............................  6.2(d)
        Modified Accrual Participant.............................  8.3(c)
        Non-Qualified Plans .....................................  8.3(n)
        Non-solicitation Period..................................  8.3(l)
        Notice Period............................................ 11.3(b)
        NV/PCS Affiliated Group..................................  4.8(a)
        NV Stock.................................................  3.1(b)
        Operating Subsidiary.....................................  6.2(a)
        Options..................................................  8.3(o)
        Parent Transaction.......................................  6.2(a)
        PCS Holdings Stock.......................................  3.1(b)
        Planned Capital Expenditures.............................  6.1(a)
        Preferred Consideration..................................  3.1(b)
        Recalculation Differential...............................  3.3(b)
        Recourse Right...........................................  7.11
        Restricted Action........................................  6.2(a)
        Services Agreement....................................... 11.1(b)
        Solicit..................................................  8.3(l)
        Surviving Corporation....................................  2.1
        Termination Date......................................... 10.1(d)
        Third Party Claim........................................ 11.3
        Transferred Benefit Assets...............................  8.3(b)
        Transferred Benefit Liabilities..........................  8.3(b)
        USWCG....................................................  7.9(c)

        Term                                                      Section
        ----                                                      -------
        U S WEST Consents........................................  4.4
        U S WEST Indemnified Parties............................. 11.2
        U S WEST Pension Plan....................................  8.3(b)
        U S WEST Savings Plan....................................  8.3(i)

        1.3 Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

        (c) The terms "dollars" and "$" shall mean United States dollars.


                                   ARTICLE II

                                   THE MERGER

        2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CBCA and DGCL, NV and PCS Holdings shall be merged with and into AirTouch at the Effective Time. At the Effective Time, the separate corporate existences of NV and PCS Holdings shall cease and AirTouch shall continue as the surviving corporation (the "Surviving Corporation").

        2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (San Francisco time), on the second Business Day following the date on which the last of the conditions set forth in Article IX is fulfilled or waived (the "Closing Date"), at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, unless another date, time or place is agreed to by the parties hereto.

        2.3 Effective Time. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), as provided in the DGCL, and articles of merger with the Secretary of State of the State of Colorado (the "Articles of Merger"), as provided in the CBCA, in each case, as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as is provided in the Certificate of Merger and the Articles of Merger (the "Effective Time").

        2.4 Effects of the Merger. The Merger shall have the effects prescribed by Applicable Laws.

        2.5 Certificate of Incorporation and Bylaws. (a) At the Effective Time, in accordance with the DGCL, the Certificate of Incorporation of AirTouch, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the DGCL.

        (b) The Bylaws of AirTouch, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms, the DGCL and the Certificate of Incorporation of the Surviving Corporation.

        2.6 Directors. The directors of AirTouch immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.

        2.7 Officers. The officers of AirTouch immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE III

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                   THE CONSTITUENT CORPORATIONS; CERTIFICATES

        3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock:

        (a) Capital Stock of AirTouch. Each share of each class of capital stock of AirTouch issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

        (b) Capital Stock of NV and PCS Holdings. The common stock, no par value, of NV (the "NV Stock") and the common stock, no par value, of PCS Holdings (the "PCS Holdings Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and converted automatically into the right to receive (i) a number of shares of common stock, par value $.01 per share, of AirTouch (the "AirTouch Common Stock"), together with the corresponding rights to purchase AirTouch Series A Preferred Stock pursuant to the AirTouch Rights Agreement, determined in accordance with Section
3.2 (the "Common Consideration"), (ii) a number of shares of AirTouch Class D Preferred Stock equal to 50% of the Preferred Share Number and (iii) a number of shares of AirTouch Class E Preferred Stock equal to 50% of the Preferred Share Number (such shares of AirTouch Class D Preferred Stock and AirTouch Class E Preferred Stock are referred to herein as the "Preferred Consideration", and collectively with the Common Consideration, as the "Merger Consideration").

        3.2 Determination of Common Consideration.

        (a) Subject to the provisions of Section 6.2, if the AirTouch Determination Price is greater than or equal to $40.00 (the "Floor Price") and less than or equal to $45.00 (the "Cap Price"), the number of shares of AirTouch Common Stock that constitute the Common Consideration shall equal the quotient of the Common Value, divided by the AirTouch Determination Price (rounded to the nearest whole number).

        (b) Subject to the provisions of Section 6.2, if the AirTouch Determination Price is less than the Floor Price, the number of shares of AirTouch Common Stock that constitute the Common Consideration shall equal the quotient of the Common Value, divided by the Floor Price (rounded to the nearest whole number).

        (c) Subject to the provisions of Section 6.2, if the AirTouch Determination Price is greater than the Cap Price, the number of shares of AirTouch Common Stock that constitute the Common Consideration shall equal the quotient of Common Value, divided by the Cap Price (rounded to the nearest whole number).

        (d) Subject to the provisions of Section 6.2, the Cap Price and Floor Price shall be adjusted from time to time as follows for events occurring prior to the Effective Time:

        (i) If AirTouch shall (A) pay a dividend, or make a distribution, in shares of AirTouch Common Stock, (B) subdivide or split its outstanding AirTouch Common Stock into a greater number of shares, or (C) combine the outstanding shares of AirTouch Common Stock into a smaller number of shares, then, in any such event, the Cap Price and Floor Price shall each be adjusted by multiplying each of the Cap Price and the Floor Price in effect immediately prior to such date of issuance by a fraction, the numerator of which shall be one and the denominator of which shall be the number of shares or fractions of a share of AirTouch Common Stock that a holder of one share of AirTouch Common Stock immediately prior to any such event would hold immediately after such event (assuming the issuance of fractional shares).

        (ii) If AirTouch shall issue rights, warrants or options for, or securities convertible or exchangeable into or exercisable for, shares of AirTouch Common Stock entitling the holders to subscribe for or purchase shares of AirTouch Common Stock at a price per share that, together with the consideration paid to AirTouch upon the issuance of such securities, is lower than the Current Market Price both as of the date on which a definitive agreement is entered into with respect to such issuance or (if there is no such agreement) the date on which such issuance is announced and at the record date for or (if there is no record date) the date of such issuance (other than pursuant to any existing employee benefit plan or employee arrangement or pursuant to the AirTouch Rights Agreement), then, in any such event, the Cap Price and the Floor Price shall each be adjusted by multiplying each of the Cap Price and the Floor Price in effect immediately prior to such record date or date of issuance by a fraction, the numerator of which shall be the number of shares of AirTouch Common Stock outstanding on such record date or date of issuance plus the maximum number of additional shares of AirTouch Common Stock which the aggregate offering price of the maximum number of shares of AirTouch Common Stock so offered for subscription or purchase pursuant to such rights, warrants, options or securities would purchase at the Current Market Price on such record date or date of issuance (determined by multiplying such maximum number of shares by the exercise price of such rights, warrants or options or the conversion price of such securities (plus any other consideration received by AirTouch upon the issuance, exercise or conversion of such rights, warrants, options or securities) and dividing the product so obtained by the Current Market Price on such record date or date of issuance) and the denominator of which shall be the number of shares of AirTouch Common Stock outstanding on such date of issuance plus the maximum number of additional shares of AirTouch Common Stock offered for subscription pursuant to such rights, warrants, options or securities.

        (iii) If AirTouch shall issue or sell shares of AirTouch Common Stock at a price per share that is lower both at the date on which a definitive agreement is entered into with respect to such issuance or sale and at the date of such issuance or sale than the Current Market Price as of the Trading Day immediately preceding such dates (other than pursuant to any bona fide underwritten public offering or offering pursuant to Rule 144A under the Securities Act, pursuant to the terms of existing options or benefit plans or upon conversion of shares of preferred stock), then, in any such event, the Cap Price and the Floor Price shall each be adjusted by multiplying each of the Cap Price and the Floor Price in effect immediately prior to such date of issuance by a fraction, the numerator of which shall be the number of shares of AirTouch Common Stock outstanding on such date of issuance plus the number of additional shares of AirTouch Common Stock which the aggregate price of the number of shares of AirTouch Common Stock so issued or sold would purchase at the Current Market Price on such date of issuance (determined by multiplying such number of shares by the purchase price of such shares and dividing the product so obtained by the Current Market Price on such date of issuance) and the denominator of which shall be the number of shares of AirTouch Common Stock outstanding on such date of issuance plus the number of additional shares of AirTouch Common Stock issued.

        (iv) If AirTouch shall pay a dividend or make a distribution to all holders of outstanding shares of AirTouch Common Stock, of capital stock, cash, evidence of its indebtedness or other assets of AirTouch (but excluding (x) any cash dividends or distributions (other than Extraordinary Cash Distributions) and (y) dividends or distributions referred to in Section 3.2(d)(i) or 3.2(e)), then the Cap Price and the Floor Price shall each be adjusted by multiplying each of the Cap Price and the Floor Price in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive such dividend or distribution by a fraction, the numerator of which shall be the Current Market Price (determined as of such record date) less either (A) the Fair Value of the portion of the capital stock, assets or evidences of indebtedness to be so distributed applicable to one share of AirTouch Common Stock or (B), if applicable, the amount of the Extraordinary Cash Distribution to be distributed per share of AirTouch Common Stock, and the denominator of which shall be such Current Market Price.

In addition, to the extent that any of the events set forth in this Section 3.2(d) occurs during the period in which the AirTouch Determination Price is determined, then the Volume-Weighted Average Trading Prices for Trading Days prior to the occurrence of such event used in determining the AirTouch Determination Price shall be adjusted in a manner consistent with the adjustments set forth in Section 3.2(d).

        (e) Subject to the provisions of Section 6.2, if prior to the Effective Time AirTouch shall pay a dividend or make a distribution to all holders of outstanding shares of AirTouch Common Stock of shares of a class or series of capital stock of AirTouch other than AirTouch Common Stock, then (i) Media (or the NV/PCS Transferee) shall be entitled to receive pursuant to Section 3.1(b), in addition to the number of shares of AirTouch Common Stock which it is entitled to receive pursuant to Section 3.1(b), a number of shares of such class or series of capital stock equal to the number of shares of such class or series of capital stock which it would have been entitled to receive upon or by reason of such event if the shares of AirTouch Common Stock issuable pursuant to
Section 3.1(b) had been received immediately before the record date (or, if no record date, the effective date) for such event and (ii) the Cap Price and the Floor Price shall each be adjusted by multiplying each of the Cap Price and the Floor Price in effect immediately prior to the opening of business on such record date or effective date by a fraction, the numerator of which shall be the Current Market Price (determined as of such record date or effective date) less the Agreed Value of the shares of capital stock so paid or distributed, and the denominator of which shall be such Current Market Price (such adjusted Cap Price and adjusted Floor Price being the "Adjusted Cap Price" and "Adjusted Floor Price"). In addition, to the extent such event occurs during the period in which the AirTouch Determination Price is determined, then the Volume-Weighted

Average Trading Prices for Trading Days prior to the occurrence of such event used in determining the AirTouch Determination Price shall be adjusted in a manner consistent with the foregoing adjustment. In the event of such a dividend or distribution, the number of shares of AirTouch Common Stock that constitute the Common Consideration shall be determined in the following manner:

               (A) If the AirTouch Determination Price is less than the Adjusted Floor Price, the number of shares of AirTouch Common Stock that constitute the Common Consideration shall equal the quotient of (1) the Common Value, divided by (2) the Floor Price (the
        "Floor Number").

               (B) If the AirTouch Determination Price is greater than the Adjusted Cap Price, the number of shares of AirTouch Common Stock that constitute the Common Consideration shall equal the quotient of (1) the Common Value, divided by (2) the Cap Price (the "Cap Number").

               (C) If the AirTouch Determination Price is greater than or equal to the Adjusted Floor Price and less than or equal to the Adjusted Cap Price, the number of shares of AirTouch Common Stock that constitute the Common Consideration shall equal the difference between (x) the Floor Number and (y) the product of (i) the difference between the Floor Number and the Cap Number multiplied by (ii) a fraction, the numerator of which shall be the difference between the AirTouch Determination Price and the Adjusted Floor Price and the denominator of which shall be the difference between the Adjusted Cap Price and the Adjusted Floor Price.

        (f) Any adjustments under Section 3.2(d) and (e) shall be made successively whenever an event requiring such an adjustment occurs.

        3.3 Post-Closing Adjustments to Merger Consideration.

        (a) At any time following the date that any Scheduled Property shall become a Disposed Asset, AirTouch shall deliver to U S WEST a statement setting forth its calculation of the Disposed Asset Value with respect thereto. U S WEST shall, within 15 Business Days following the delivery of such statement, notify AirTouch in writing of any dispute regarding AirTouch's calculation of such Disposed Asset Value. Any such dispute shall be resolved in the manner set forth in Section 3.3(c). Within five Business Days following the later to occur of (i) the 15th Business Day following delivery of AirTouch's calculation of such Disposed Asset Value (if such calculation shall not have been disputed by U S
WEST) and (ii) the resolution of any dispute regarding the calculation of such Disposed Asset Value pursuant to Section 3.3(c), Media (or the NV/PCS Transferee) shall return a portion of the Merger Consideration to AirTouch by delivering to AirTouch a number of shares of AirTouch Common Stock equal to the quotient of (i) the amount of the Disposed Asset Value, divided by (ii) the Current Market Price of the AirTouch Common Stock as of the date of such delivery. If following the date of any adjustment to the Merger Consideration made pursuant to the preceding sentence, any Scheduled Property (which was a Disposed Asset solely by operation of clause
(b) of the definition thereof) shall cease to be a Disposed Asset, then no later than 20 Business Days following the date on which such Scheduled Property shall so cease to be a Disposed Asset, AirTouch shall deliver to Media (or the NV/PCS Transferee) a number of shares of AirTouch Common Stock equal to the quotient of
(i) the amount of the Disposed Asset Value with respect thereto, divided by (ii) the Current Market Price of the AirTouch Common Stock as of the date of such delivery.

        (b) No later than 15 Business Days following the occurrence of any event that would result in the recalculation of the Value Adjustment in accordance with Exhibit G, AirTouch shall deliver to U S WEST a statement setting forth its recalculation of the Value Adjustment and its calculation of the amount equal to the difference of the Value Adjustment as so recalculated, minus the Value Adjustment calculated as of the Closing Date (or as of the most recent date on which the Value Adjustment shall have been recalculated pursuant to this Section 3.3(b)) (such difference referred to herein as the "Recalculation Differential"). U S WEST shall, within 15 Business Days following the delivery of such statement, notify AirTouch in writing of any dispute regarding AirTouch's calculation of the Recalculation Differential. Any such dispute shall be resolved in the manner set forth in Section 3.3(c). Within five Business Days following the later to occur of (i) the 15th Business Day following delivery of AirTouch's calculation of such Recalculation Differential (if such calculation shall not have been disputed by U S WEST) and (ii) the resolution of any dispute regarding the calculation of such Recalculation Differential pursuant to Section 3.3(c), either (A) if the Recalculation Differential shall be positive, AirTouch shall deliver to Media (or the NV/PCS Transferee) a number of shares of AirTouch Common Stock equal to the quotient of the positive amount of the Recalculation Differential, divided by the Current Market Price of the AirTouch Common Stock as of the date of such delivery or (B) if the Recalculation Differential shall be negative, Media (or the NV/PCS Transferee) shall return a portion of the Merger Consideration to AirTouch by delivering to AirTouch a number of shares of AirTouch Common Stock equal to the quotient of the negative amount of the Recalculation Differential, divided by the Current Market Price of the AirTouch Common Stock as of the date of such delivery.

        (c) AirTouch and U S WEST shall meet following the delivery by U S WEST of any notice of dispute (with respect to the calculation of a Disposed Asset Value or a Recalculation Differential) to discuss in good faith, and to use best efforts to resolve, all disputed matters. If ten Business Days following the delivery by U S WEST of any such notice of dispute, a dispute remains as to the calculation of such Disposed Asset Value or Recalculation Differential, as the case may be, such dispute shall be determined by a firm of independent nationally recognized accountants chosen and mutually accepted by AirTouch and U S WEST (the "Accounting Referee"), which determination shall be final and conclusive. The Accounting Referee shall resolve the dispute as promptly as practicable (but in no event later than 20 Business Days) after having the item referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by AirTouch and U S WEST.

        3.4 Surrender and Exchange.

        (a) From and after the Effective Time, Media (or the NV/PCS Transferee), as sole holder of all of the issued and outstanding shares of NV Stock and PCS Holdings Stock, shall be entitled to receive, upon surrender of all the certificates representing such shares, the Merger Consideration payable in respect of such shares as provided for in Section 3.1(b). After the Effective Time, such certificates shall, until so surrendered, represent for all purposes only the right to receive such Merger Consideration. From and after the Effective Time, there shall be no further registration of the transfer on the stock transfer books of the Surviving Corporation of shares of NV Stock or PCS Holdings Stock which were outstanding immediately prior to the Effective Time.

        (b) No dividends, interest or other distributions with respect to the Merger Consideration shall be paid to Media (or the NV/PCS Transferee) as the holder of any unsurrendered certificates representing the NV Stock or the PCS Holdings Stock outstanding prior to the Effective Time, until all such certificates are surrendered as provided in this Section 3.4. Upon surrender of all such certificates (or, if later, the appropriate payment date), there shall be paid, without interest, to Media (or the NV/PCS Transferee) as the Person in whose name the certificates representing the Merger Consideration into which such shares were converted are registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

        (c) AirTouch shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to Media (or the NV/PCS Transferee) as the holder of the shares of NV Stock and PCS Holdings Stock such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by AirTouch such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Media (or the NV/PCS Transferee) as the holder of the shares of NV Stock and PCS Holdings Stock.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF U S WEST

        U S WEST hereby represents and warrants to AirTouch as follows:

        4.1 Organization and Qualification. Each of U S WEST, Media, NV, PCS Holdings and the Domestic Wireless Subsidiaries is, and the NV/PCS Transferee will be, a corporation, partnership or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of U S WEST, Media, NV, PCS Holdings and the Domestic Wireless Subsidiaries is, and the NV/PCS Transferee will be, duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business. Complete and correct copies of the Articles of Incorporation and Bylaws of NV and the Certificate of Incorporation and Bylaws of PCS Holdings, each as amended to date, have been delivered to AirTouch. Such Articles and Certificate of Incorporation and Bylaws are in full force and effect.

        4.2 Capitalization; Subsidiaries. (a) The authorized capital stock of NV consists of 43,000,000 shares of NV Stock, of which 42,150,273 shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. The authorized capital stock of PCS Holdings consists of one share of PCS Holdings Stock, which share is issued and outstanding and is duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Media is the owner of all of the issued and outstanding shares of NV Stock and PCS Holdings Stock, free and clear of all Encumbrances; provided, that if the U S WEST Separation is consummated prior to the Closing Date, the NV/PCS Transferee will be the owner of all of the issued and outstanding shares of NV Stock and PCS Holdings Stock as of the Closing Date, free and clear of all Encumbrances.

        (b) Section 4.2(b) of the U S WEST Merger Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Domestic Wireless Subsidiaries and Domestic Wireless Investments, including the jurisdiction of incorporation or organization of each Domestic Wireless Subsidiary and Domestic Wireless Investment, the authorized capital stock or other ownership interests of each Domestic Wireless Subsidiary and Domestic Wireless Investment, the percentage of each Domestic Wireless Subsidiary's outstanding capital stock or other ownership interests owned by NV or a Subsidiary of NV or by any other Person and the percentage of each Domestic Wireless Investment's capital stock or other ownership interests owned by NV or, to the knowledge of U S WEST, by any other Person. All of the outstanding shares of capital stock of, or other ownership interests in, each Domestic Wireless Subsidiary and Domestic Wireless Investment directly or indirectly owned by NV are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 4.2(b) of the U S WEST Merger Disclosure Schedule, are owned by NV or a Subsidiary of NV, free and clear of all Encumbrances. NV does not, directly or indirectly, own any capital stock of or other ownership interests in any corporation, partnership or other Person, other than the Domestic Wireless Subsidiaries and Domestic Wireless Investments or, except as set forth in Section 4.2(b) of the U S WEST Merger Disclosure Schedule, have any Contract relating to the issuance, sale or purchase of any ownership interest in any such Person. Except as set forth in
Section 4.2(b) of the U S WEST Merger Disclosure Schedule, none of NV, any Domestic Wireless Subsidiary or, to the knowledge of U S WEST, any Domestic Wireless Investment has engaged or currently engages, directly or indirectly, in the conduct or ownership of any business or activity other than the provision in the United States of Cellular Services. Neither U S WEST nor any Affiliate thereof (other than the Communications Wireless Business and the business of any Excluded Assets) directly or indirectly engages in the provision in the United States of Cellular Services, ESMR services or PCS Services other than through the Domestic Wireless Business.

        (c) PCS Holdings does not, directly or indirectly, own any capital stock or other ownership interests in any corporation, partnership or other Person, other than PCS Nucleus and PrimeCo. PCS Holdings is the sole owner of the PCS Partnership Interests, free and clear of all Encumbrances, other than as expressly provided under the PCS Nucleus Agreement. Immediately following the Effective Time, AirTouch will be the sole owner of all right, title and interest to and in the PCS Partnership Interests. The PCS Partnership Interests owned by PCS Holdings constitute the entirety of any interest in PCS Nucleus held directly or indirectly by U S WEST or any Affiliate thereof.

        (d) Other than as set forth in Sections 4.2(a) and 4.2(b) or in Section 4.2(d) of the U S WEST Merger Disclosure Schedule, (i) no shares of the capital stock or other ownership interests of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants, convertible or exchangeable securities or other rights (including registration rights), agreements, arrangements or commitments of any character to which NV, PCS Holdings or any of the Domestic Wireless Subsidiaries is a party relating to or based upon the issued or unissued capital stock or other ownership interests of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries or any obligation of NV or PCS Holdings or any of the Domestic Wireless Subsidiaries to grant, issue or sell any shares of capital or other ownership interests, of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries by sale, lease, license or otherwise and (ii) none of NV, PCS Holdings and any of the Domestic Wireless Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries on any matter. Except as set forth in Section 4.2(d) of the U S WEST Merger Disclosure Schedule, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other ownership interests of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries.

        4.3 Corporate Authority. Each of U S WEST, Media, NV and PCS Holdings has, and, in the event that the NV/PCS Transferee shall become a party hereto, the NV/PCS Transferee will have, the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of U S WEST, Media, NV and PCS Holdings of this Agreement and each other Transaction Agreement to which it is a party and the consummation by each of U S WEST, Media, NV and PCS Holdings of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of U S WEST, Media, NV and PCS Holdings. In the event that the NV/PCS Transferee shall become a party hereto, the execution, delivery and performance by the NV/PCS Transferee of this Agreement and each other Transaction Agreement to which it becomes a party and the consummation by the NV/PCS Transferee of the transactions contemplated hereby and thereby will be duly authorized by all necessary corporate action on the part of the NV/PCS Transferee. This Agreement and each other Transaction Agreement to which it is a party has been duly executed and delivered by each of U S WEST, Media, NV and PCS Holdings and constitutes the legal, valid and binding obligation of each of U S WEST, Media, NV and PCS Holdings (and will be duly executed and delivered by the NV/PCS Transferee and constitute the legal, valid and binding obligation of the NV/PCS Transferee) enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.4 Consents and Approvals. Except (a) as set forth in Section 4.4(a) of the U S WEST Merger Disclosure Schedule, (b) for compliance with and filings under the HSR Act, (c) for the receipt of the Orders of the FCC and state regulatory authorities set forth in Section 4.4(b) of the U S WEST Merger Disclosure Schedule (the "FCC/State Orders"), (d) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which either NV or PCS Holdings is qualified to do business, and (e) for such filings in connection with any state or local Tax which is attributable to the beneficial ownership of the owned or leased property used in the operation of the Domestic Wireless Business, if any (collectively, "Gains Taxes") (the items in clauses (a) through (e) being collectively referred to herein as "U S WEST Consents"), no Consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by or with respect to U S WEST, Media, NV, PCS Holdings or any of the Domestic Wireless Subsidiaries (or will be required to be obtained or made by or with respect to the NV/PCS Transferee) on or prior to the Closing Date in connection with (A) the execution, delivery and performance of this Agreement or any of the other Transaction Agreements, the consummation of the transactions contemplated hereby and thereby or the taking by U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) of any other action contemplated hereby or thereby, (B) the continuing validity and effectiveness of, the prevention of any material default or event of withdrawal or dissolution under or the violation of the terms of (i) any material License or Material Contract relating to the operation of NV, PCS Holdings, any Domestic Wireless Subsidiary or, to the knowledge of U S WEST, any Domestic Wireless Investment or (ii) any partnership, joint venture or similar agreement of NV, PCS Holdings or any Domestic Wireless Subsidiary or Domestic Wireless Investment or (C) the operation of the Domestic Wireless Business following the Closing as conducted on the date hereof, other than, in the case of clauses (A) and (C), Consents that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) to perform their respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby and thereby.

        4.5 Non-Contravention. Except as set forth in Section 4.5 of the U S WEST Merger Disclosure Schedule, the execution, delivery and performance by each of U S WEST, Media, NV and PCS Holdings (and the NV/PCS Transferee) of this Agreement and each other Transaction Agreement to which it is a party, and the consummation by U S WEST, Media, NV and PCS Holdings (and the NV/PCS Transferee) of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Certificates of Incorporation or Bylaws of U S WEST, Media (or the NV/PCS Transferee) or PCS Holdings, the Articles of Incorporation or Bylaws of NV or, subject to obtaining the U S WEST Consents, the certificate of incorporation or bylaws or comparable organizational document of any of the Domestic Wireless Subsidiaries or Domestic Wireless Investments; (b) subject to obtaining the U S WEST Consents, conflict with, or result in the breach of, or constitute a default or an event of withdrawal or dissolution under, or result in the termination, modification, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of U S WEST, Media, NV, PCS Holdings or any of the Domestic Wireless Subsidiaries (or the NV/PCS Transferee) under, any note, mortgage, indenture, lease, Material Contract, agreement or other obligation or instrument of U S WEST, Media, PCS Holdings or any of the Domestic Wireless Subsidiaries (or the NV/PCS Transferee); (c) subject to obtaining the
U S WEST Consents, give rise to any option, right of first refusal or similar right of any Third Party with respect to any interest in any Domestic Wireless Subsidiary or Domestic Wireless Investment; or (d) subject to obtaining the U S WEST Consents, violate, or result in a breach of or constitute a default under any Applicable Law in relation to the operation of the Domestic Wireless Business, other than, in the case of clauses (b) and (d), any conflict, breach, termination, modification, default, cancellation, acceleration, loss or violation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby and thereby.

        4.6 Financial Statements; Undisclosed Liabilities.

        (a) Section 4.6(a) of the U S WEST Merger Disclosure Schedule contains the audited consolidated balance sheet of NV and its Subsidiaries as of December 31, 1996; the audited consolidated statements of operations and cash flows of NV and its Subsidiaries for the year ended December 31, 1996; the unaudited consolidated balance sheet of NV and its Subsidiaries as of September 30, 1997; and the unaudited consolidated statements of operations and cash flows of NV and its Subsidiaries for the nine months ended September 30, 1997 (collectively, the "Domestic Wireless Financial Statements"). Except as set forth in the Domestic Wireless Financial Statements or in the notes thereto, or otherwise in this
Section 4.6(a) or in Section 4.6(a) of the U S WEST Merger Disclosure Schedule, the Domestic Wireless Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis for all periods presented and fairly present, in all material respects (subject, in the case of unaudited financial statements, to normal recurring audit adjustments), the consolidated financial position of NV and its Subsidiaries as of the dates set forth therein and the consolidated results of operations and cash flows of NV and its Subsidiaries for the periods then ended.

        (b) Except (i) as set forth in the Domestic Wireless Financial Statements or in the notes thereto, (ii) as set forth in Section 4.6(b) of the U S WEST Merger Disclosure Schedule, (iii) for liabilities and obligations in respect of Excluded Claims and Excluded Settlements and (iv) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business of the Domestic Wireless Business, neither NV nor any of the Domestic Wireless Subsidiaries has any outstanding claims, indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) that relate to the operations of the Domestic Wireless Business that would be required by GAAP to be reflected in the consolidated balance sheet of NV and its Subsidiaries or in the notes or schedules thereto.

        (c) PCS Holdings has as its only assets the PCS Partnership Interests and the contract rights under this Agreement and the PCS Nucleus Agreement. PCS Holdings has no Liabilities of any nature, other than the principal amount outstanding under the (i) Assumed PCS Debt, (ii) guarantees executed in respect of the Leveraged Leases, (iii) Tax liabilities under Treasury Regulation section 1.1502-6 resulting from PCS Holdings being a member of the NV/PCS Affiliated Group and ERISA, environmental and other liabilities resulting from PCS Holdings being a Subsidiary of U S WEST (all of which shall be the sole responsibility of the U S WEST Group) and (iv) those Liabilities expressly contemplated by or arising solely out of actions pursuant to and not inconsistent with this Agreement or the PCS Nucleus Agreement. Since the date of PCS Holdings' organization, neither PCS Holdings nor any Person to which it is the successor in interest, by operation of law or otherwise, has engaged in any business or operations other than the ownership of the PCS Partnership Interests.

        (d) Except as set forth in Section 4.6(d) of the U S WEST Merger Disclosure Schedule or as contemplated by this Agreement, since December 31, 1996, the Domestic Wireless Business has been conducted only in the ordinary course consistent with past practice and in the manner required by Sections 3.1(b) and 3.1(d) of the Joint Venture Organization Agreement, and there has not been any event, change or development, other than an event, change or development resulting from general economic or industry-wide conditions, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST to perform its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

        4.7 Litigation. Except as set forth in Section 4.7 of the U S WEST Merger Disclosure Schedule and for investigations by Governmental Authorities as to which U S WEST has received no notice and otherwise has no knowledge, there are no Legal Proceedings relating to the operation of the Domestic Wireless Business pending or, to the knowledge of U S WEST, threatened against NV, PCS Holdings or any of the Domestic Wireless Subsidiaries, except Legal Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Except as set forth in Section
4.7 of the U S WEST Merger Disclosure Schedule, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against U S WEST, Media (or the NV/PCS Transferee), NV, PCS Holdings or any of the Domestic Wireless Subsidiaries or, to the knowledge of U S WEST, any Domestic Wireless Investments that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby and thereby. None of NV, the Domestic Wireless Subsidiaries and, to the knowledge of U S WEST, the Domestic Wireless Investments is a party to or otherwise bound by the terms of any Settlement the terms of which, or obligations under which, AirTouch, any Domestic Wireless Subsidiary or any Domestic Wireless Investment would be bound by or obligated to perform following the Effective Time.

        4.8 Taxes. (a) NV, PCS Holdings, each of the Domestic Wireless Subsidiaries, and each consolidated, combined, affiliated or unitary group of which NV, PCS Holdings, any of the Domestic Wireless Subsidiaries, is or has ever been a member (together, the "NV/PCS Affiliated Group") has timely filed all federal income tax returns and all other material Tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. NV, PCS Holdings and each of the Domestic Wireless Subsidiaries has paid (or U S WEST or Media or, if applicable, the NV/PCS Transferee has paid on NV's or the Domestic Wireless Subsidiaries' or PCS Holdings' behalf) all Taxes shown due on such returns, the Domestic Wireless Financial Statements reflect an adequate reserve for all Taxes payable by NV and the Domestic Wireless Subsidiaries and the financial statements of PCS Holdings reflect an adequate reserve for all Taxes payable by PCS Holdings, in each case, for all taxable periods and portions thereof through the date of such financial statements. No liens for Taxes exist with respect to any of the assets or properties of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries, except for statutory liens for Taxes not yet due. All federal income Tax returns filed by or on behalf of the NV/PCS Affiliated Group have been examined by and settled with the IRS or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended December 31, 1987. All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority have been paid in full. Except as set forth in Section 4.8(a) of the U S WEST Merger Disclosure Schedule, there is no audit, examination, deficiency or refund litigation pending, with respect to any Taxes for which NV, PCS Holdings or the Domestic Wireless Subsidiaries is or might be liable and no taxing authority has given written notice of the commencement of any audit, examination or deficiency litigation with respect to any such Taxes. Except as set forth in Section 4.8(a) of the U S WEST Merger Disclosure Schedule, none of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries is a party to a Tax allocation or sharing agreement or any agreement pursuant to which NV, PCS Holdings or any of the Domestic Wireless Subsidiaries has indemnified another party with respect to Taxes. Except as set forth in Section 4.8(a) of the U S WEST Merger Disclosure Schedule, none of NV, PCS Holdings or any of the Domestic Wireless Subsidiaries shall be required to include in a taxable period ending after the date on which the Effective Time occurs taxable income attributable to income that economically accrued in a prior taxable year with respect to Section 481 of the Code or any comparable provision of state or local Tax law. No Person has made with respect to NV, PCS Holdings or any of the Domestic Wireless Subsidiaries, or with respect to any property held by NV, PCS Holdings or any of the Domestic Wireless Subsidiaries, any consent under Section 341 of the Code. Except as set forth in Section 4.8(a) of the U S WEST Merger Disclosure Schedule, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes for which NV, PCS Holdings or any of the Domestic Wireless Subsidiaries is or might be liable. The NV/PCS Affiliated Group is the only affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which the NV/PCS Transferee has ever been a member.

        (b) (i) There is no excess loss account in the stock of any Domestic Wireless Subsidiary, (ii) there is no deferred income or gain arising from deferred intercompany transactions allocable to NV, PCS Holdings or any Domestic Wireless Subsidiary and (iii) no overall foreign loss is allocable to NV, PCS Holdings or any Domestic Wireless Subsidiary.

        (c) None of U S WEST, Media, the NV/PCS Transferee, NV, PCS Holdings or any of their Subsidiaries has taken or agreed to take any action that would prevent the NV Merger or the PCS Holdings Merger from, in each case, constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. None of U S WEST, Media or the NV/PCS Transferee has any plan, intention, or arrangement to dispose of any of the AirTouch Stock received in the NV Merger or the PCS Holdings Merger in a manner that would cause the NV Merger or the PCS Holdings Merger, respectively, to violate the continuity of shareholder interest requirements set forth in Treas. Regs.
Section 1.368-1.

        4.9 ERISA Compliance. Except as described in the Domestic Wireless Financial Statements, as set forth in Section 4.9 of the U S WEST Merger Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business, (i) all Employee Benefit Plans and Employee Arrangements are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither NV nor any of its Subsidiaries nor PCS Holdings has any Liabilities or obligations with respect to any such employee benefit plans or arrangements, whether accrued, contingent or otherwise, nor to the knowledge of U S WEST are any such Liabilities or obligations expected to be incurred. Except as set forth in
Section 4.9 of the U S WEST Merger Disclosure Schedule, all Employee Benefit Plans in which Affected Employees participate are sponsored by U S WEST or Media, and AirTouch shall not assume sponsorship of any such Employee Benefit Plans as a consequence of the transactions contemplated by this Agreement.
Section 4.9 of the U S WEST Merger Disclosure Schedule identifies all Employee Arrangements in which Affected Employees participate.

        4.10 Compliance with Laws. Except as set forth in Section 4.10 of the U S WEST Merger Disclosure Schedule, U S WEST, Media, NV, PCS Holdings and each of the Domestic Wireless Subsidiaries is (and the NV/PCS Transferee will be) in compliance with all Applicable Laws that relate to the operation of the Domestic Wireless Business, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby and thereby.

        4.11   Employment and Non-Competition Agreements.

        (a) Except as set forth in Section 4.11 of the U S WEST Merger Disclosure Schedule, neither NV nor any Domestic Wireless Subsidiary is a party to, or otherwise bound by, any executive employment agreement, secondment agreement or other similar employment agreement involving annual payments exceeding $250,000 or any non-competition, non-solicitation or other similar agreement that would similarly restrict or impair the operations or businesses of AirTouch or its Subsidiaries following the Effective Time.

        (b) PCS Holdings has, and at the Effective Time will have, no employees. PCS Holdings is not, and at the Effective Time will not be, a party to or otherwise bound by, any employment, secondment or other similar employment agreement or any non-competition, non-solicitation or other similar agreement that would similarly restrict or impair the operations or businesses of AirTouch or its Subsidiaries following the Effective Time.

        4.12 Domestic Wireless Assets. (a) Each of NV and the Domestic Wireless Subsidiaries has, and immediately after the Merger each of the Surviving Corporation (with respect to the property and assets of NV immediately prior to the Effective Time) and the Domestic Wireless Subsidiaries will have, good and valid title to its properties and assets (other than properties or assets as to which it is lessee or licensee), and valid and subsisting leasehold interests in all properties or assets of which it is lessee or licensee, except for such defects which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business, in each case free and clear of Encumbrances other than Permitted Encumbrances.

        (b) Subject to the rights of Third Parties existing as of the date hereof which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business, NV and the Domestic Wireless Subsidiaries have, and immediately after the Merger the Surviving Corporation and the Domestic Wireless Subsidiaries will have, all right, title and interest (including minority interests) in and to (i) all of their assets that are used or held for use in, or that are otherwise necessary for, the operation, as currently conducted, of the Domestic Wireless Business, (ii) whether or not included within the assets referred to in clause
(i) above, all assets (including, without limitation, capital stock and partnership interests) reflected in the Domestic Wireless Financial Statements, in each case, as such assets may have been added to, sold or otherwise changed in the ordinary course of business since September 30, 1997 or in accordance with this Agreement, and (iii) all assets of U S WEST or Media and their respective Subsidiaries primarily used by, or held for use primarily by, the Domestic Wireless Business (other than Intellectual Property, the U S WEST Insurance Arrangements and cash and cash equivalents).

        4.13 Intellectual Property. Except as provided in Section 4.13 of the U S WEST Merger Disclosure Schedule, NV owns the entire right, title and interest in and to or has the right to use (pursuant to valid and defensible license arrangements), all material Intellectual Property used or held for use in, or otherwise necessary for, the operation of the Domestic Wireless Business. Except as provided in Section 4.13 of the U S WEST Merger Disclosure Schedule, there are no pending or, to the knowledge of U S WEST, threatened proceedings or litigation or other adverse claims affecting or relating to such Intellectual Property, nor, to the knowledge of U S WEST any reasonable basis upon which a claim may be asserted by or against NV or any of the

Domestic Wireless Subsidiaries for infringement of any such Intellectual Property, in each case, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business. The Patent License Agreement and the material Intellectual Property owned by NV or which NV has the right to use will permit the Domestic Wireless Business to use or hold for use all such Intellectual Property to the same extent that it is used or held for use, as of the Effective Time, in the operation of the Domestic Wireless Business.

        4.14 Labor Matters. To the knowledge of U S WEST, there are no threatened labor controversies, strikes or work stoppages with any of the employees performing work in connection with the operation of NV and the Domestic Wireless Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business. None of NV or the Domestic Wireless Subsidiaries is a party to bargaining agreements (whether existing or currently being negotiated) with respect to the employees of the Domestic Wireless Business.

        4.15 Environmental Compliance and Liabilities. (a) Except as set forth in Section 4.15(a) of the U S WEST Merger Disclosure Schedule, to the knowledge of U S WEST, there exists no fact or condition (i) that would be reasonably likely to subject NV or any of the Domestic Wireless Subsidiaries to any liability or damages (including, without limitation, actual, consequential, exemplary or punitive damages), penalties, injunctive relief or cleanup costs under any Environmental Law or (ii) that would require or would be reasonably likely to require cleanup, removal, remedial action or other response by NV or any of the Domestic Wireless Subsidiaries or any other Person pursuant to any Environmental Law that (with respect to clauses (i) and (ii)), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business.

        (b) Except as set forth in Section 4.15(b) of the U S WEST Merger Disclosure Schedule, NV and the Domestic Wireless Subsidiaries are each in compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by NV and the Domestic Wireless Subsidiaries of all material Licenses required for the operation of the Domestic Wireless Business under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business.

        (c) Except as set forth in Section 4.15(c) of the U S WEST Merger Disclosure Schedule, all rights to contractual indemnification (other than insurance policies or arrangements) for the benefit of NV or any Domestic Wireless Subsidiary relating to any Liability resulting from any claim under Environmental Laws are freely transferable and enforceable in connection with the Merger.

        (d) Except as set forth in Section 4.15(d) of the U S WEST Merger Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Substance of Concern or any violation of any Environmental Laws, that could form the basis of any claim arising under Environmental Laws against NV or any of the Domestic Wireless Subsidiaries or against any Person whose liability for any claim arising under Environmental Laws NV or any of the Domestic Wireless Subsidiaries has retained or assumed either contractually or by operation of law, in each case that would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby and thereby.

        4.16 Licenses. Each of NV and the Domestic Wireless Subsidiaries has all material Licenses which are necessary to conduct the Domestic Wireless Business as presently conducted. Without limiting the generality of the foregoing, NV and the Domestic Wireless Subsidiaries hold the material Licenses identified in
Section 4.16 of the U S WEST Merger Disclosure Schedule, and all such material Licenses are valid and in full force and effect. None of U S WEST, Media, NV or the Domestic Wireless Subsidiaries (or the NV/PCS Transferee) has made any untrue statement of any material fact, or omitted to disclose any material fact, to any Governmental Authority or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, would subject or could reasonably be expected to subject any of the material Licenses held by NV and the Domestic Wireless Subsidiaries to revocation or failure to renew. No event has occurred with respect to any of the material Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the material Licenses. U S WEST has no reason to believe that any of the Licenses identified in Section 4.16 of the U S WEST Merger Disclosure Schedule is not likely to be renewed in the ordinary course nor that the holder of any such License would not be entitled to a renewal expectancy as such term is defined in 47 C.F.R. ss. 22.941 or any successor provisions and associated FCC policies.

        4.17 Material Contracts. (a) Section 4.17(a) of the U S WEST Merger Disclosure Schedule contains a true and complete list of all Material Contracts (including all Related Party Agreements which are Material Contracts) to which NV, PCS

Holdings or any of the Domestic Wireless Subsidiaries is a party as of the date of this Agreement.

        (b) Except as set forth in Section 4.17(b) of the U S WEST Merger Disclosure Schedule and except (as of the Closing Date) for Material Contracts relating to the Excluded Assets, each Material Contract listed in Section 4.17(a) of the U S WEST Merger Disclosure Schedule is valid, binding, in full force and effect and enforceable by NV, PCS Holdings or one of the Domestic Wireless Subsidiaries in accordance with its terms (and, at the Effective Time, will be enforceable by the Surviving Corporation or one of the Domestic Wireless Subsidiaries, except to the extent terminated in accordance with its terms (other than by reason of the transactions contemplated hereby) or in the ordinary course of business consistent with past practices). There exists no default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any such Material Contract by NV, PCS Holdings or the Domestic Wireless Subsidiary that is a party thereto or, to the knowledge of U S WEST, by any other party thereto, that would reasonably be expected to have a Material Adverse Effect with respect to the Domestic Wireless Business or materially impair or delay the ability of U S WEST, Media, NV or PCS Holdings to perform its obligations under this Agreement and the other Transaction Agreement or consummate the transactions contemplated hereby and thereby.

        4.18 Insurance. The conduct of the Domestic Wireless Business and the assets thereof are adequately self-insured by U S WEST or an Affiliate thereof or adequately insured (in the manner and to the extent customary for businesses engaged in the same or similar business).

        4.19 Brokers. Except for Lehman Brothers Inc., whose fees will be paid by U S WEST, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of U S WEST, Media, NV or PCS Holdings (or the NV/PCS Transferee) who might be entitled to any fee or commission from NV or PCS Holdings in connection with the transactions contemplated by this Agreement.

        4.20 Nature of Acquisition. Media (or the NV/PCS Transferee, as applicable) is acquiring the AirTouch Common Stock, the AirTouch Class D Preferred Stock and AirTouch Class E Preferred Stock which constitute the Merger Consideration for its own account, for investment. Media (or the NV PCS Transferee, as applicable) understands that the shares of AirTouch Common Stock, AirTouch Class D Preferred Stock and AirTouch Class E Preferred Stock which constitute the Merger Consideration are characterized as "restricted securities" under federal securities laws since such shares are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

        4.21 Ownership of AirTouch Capital Stock. Neither U S WEST nor any of its Subsidiaries owns, or has at any time during the past three years owned, any shares of capital stock of AirTouch, other than as permitted by agreement of the parties.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF AIRTOUCH

        AirTouch hereby represents and warrants to U S WEST and Media as follows:

        5.1 Organization and Qualification. Each of AirTouch and AirTouch's Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. AirTouch is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, has or would be reasonably expected to have a Material Adverse Effect with respect to AirTouch. Complete and correct copies of the Certificate of Incorporation and Bylaws of AirTouch, as amended to date, have been delivered to U S WEST. Such Certificate of Incorporation and Bylaws are in full force and effect.

        5.2 Capitalization. (a) The authorized capital stock of AirTouch consists of (i) 1,100,000,000 shares of AirTouch Common Stock of which 504,771,115 shares were issued and outstanding as of September 30, 1997, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, AirTouch's Certificate of Incorporation or Bylaws or any agreement to which AirTouch is a party or by which AirTouch is bound and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share, of which (A) 6,000,000 shares have been designated as Series A Preferred Stock, none of which are issued and outstanding and all of which are reserved for issuance upon exercise of rights issued pursuant to the Rights Agreement, dated as of September 19, 1994, between AirTouch and The Bank of New York, as Rights Agent (the "AirTouch Rights Agreement"), (B) 24,000,000 shares have been designated as 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996 of which 17,238,921 shares were issued and outstanding as of September 30, 1997, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, AirTouch's Certificate of Incorporation or Bylaws or any agreement to which

AirTouch is a party or by which AirTouch is bound and (C) 19,000,000 shares have been designated as 4.25% Class C Convertible Preferred Stock, Series 1996 of which 11,070,901 shares were issued and outstanding as of September 30, 1997, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, AirTouch's Certificate of Incorporation or Bylaws or any agreement to which AirTouch is a party or by which AirTouch is bound. The shares of AirTouch Stock to be issued to Media (or the NV/PCS Transferee) pursuant to Section 3.1(b) shall be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, AirTouch's Certificate of Incorporation or Bylaws or any agreement to which AirTouch is a party or by which AirTouch is bound. Upon delivery by AirTouch to Media or the NV/PCS Transferee of the certificates representing such shares of AirTouch Stock pursuant to Section 3.4, AirTouch will have transferred to Media or the NV/PCS Transferee good and valid title to such shares, free and clear of any and all Encumbrances, other than Encumbrances created or suffered to exist by Media or the NV/PCS Transferee.

        (b) Other than as set forth in Section 5.2(a), or as described in the AirTouch SEC Documents or in Section 5.2(b) of the AirTouch Merger Disclosure Schedule, (i) no shares of the capital stock of AirTouch are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which AirTouch or any of its Subsidiaries is a party relating to the issued or unissued capital stock of AirTouch or any obligation of AirTouch to grant, issue or sell any shares of capital stock of AirTouch by sale, lease, license or otherwise and (ii) AirTouch has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of AirTouch on any matter. Except as set forth in Section 5.2(b) of the AirTouch Merger Disclosure Schedule, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of AirTouch.

        5.3 Corporate Power and Authorization. AirTouch has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by AirTouch and the consummation by AirTouch of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AirTouch. This Agreement constitutes the legal, valid and binding obligation of AirTouch, enforceable against AirTouch in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.4 Consents. Except (a) as set forth in Section 5.4 of the AirTouch Merger Disclosure Schedule, (b) for compliance with and filings under the HSR Act, (c) for receipt of the FCC/State Orders, (d) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which AirTouch is qualified to do business, (e) for the filing of the Certificates of Designation, Preferences and Rights of the AirTouch Class D Preferred Stock and the AirTouch Class E Preferred Stock with the Secretary of State of the State of Delaware, and (f) for such filings in connection with Gains Taxes (the items in clauses (a) through (f) being collectively referred to herein as "AirTouch Consents"), no Consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by or with respect to AirTouch in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby or the taking by AirTouch of any other action contemplated hereby and thereby.

        5.5 Non-Contravention. The execution, delivery and performance by AirTouch of this Agreement, and the consummation by AirTouch of the transactions contemplated hereby, do not and will not (a) violate any provision of the Certificates of Incorporation or Bylaws of AirTouch; (b) subject to obtaining the AirTouch Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of AirTouch or any of its Subsidiaries under, any material agreement, lease, Contract, note, mortgage, indenture or other obligation of AirTouch or its Subsidiaries; or (c) subject to obtaining the AirTouch Consents, violate, or result in a breach of or constitute a default under any Applicable Law to which AirTouch or any of its Subsidiaries is subject, other than, in the case of clause (b), any conflict, breach, termination, default, cancellation, acceleration, loss or violation that, individually or in the aggregate, would not have a Material Adverse Effect with respect to AirTouch or materially impair or delay the ability of AirTouch to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby and thereby.

        5.6 AirTouch SEC Documents; Undisclosed Liabilities. (a) AirTouch has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "AirTouch SEC Documents"). As of their respective dates, (i) the AirTouch SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such AirTouch SEC Documents, and (ii) at the time they were filed (and at the time they became effective in the case of registration statements), none of the AirTouch SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of AirTouch included in the AirTouch SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects (subject, in the case of unaudited financial statements, to normal, recurring audit adjustments) the consolidated financial position of AirTouch and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        (b) Except (i) as disclosed in the AirTouch SEC Documents filed and publicly available prior to the date of this Agreement, and (ii) for liabilities and obligations incurred in the ordinary course, neither AirTouch nor its Subsidiaries have any outstanding claims, indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of AirTouch and its consolidated Subsidiaries or in the notes or schedules thereto.

        (c) Except as set forth in Section 5.6(c) of the AirTouch Merger Disclosure Schedule, since December 31, 1996, AirTouch and its Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any event, change or development, other than an event, change or development resulting from general economic or industry-wide conditions, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to AirTouch or materially impair or delay the ability of AirTouch to perform its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

        5.7 Litigation. Except as disclosed in the AirTouch SEC Documents filed and publicly available prior to the date of this Agreement and for investigations by Governmental Authorities as to which AirTouch has received no notice and otherwise has no knowledge, there are no Legal Proceedings pending or, to the knowledge of AirTouch, threatened against AirTouch or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to AirTouch or materially impair or delay the ability of AirTouch to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Except as disclosed in the AirTouch SEC Documents filed and publicly available prior to the date of this Agreement, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against AirTouch or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to AirTouch or materially impair or delay the ability of AirTouch to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

        5.8 Taxes. (a) AirTouch and each consolidated, combined, affiliated or unitary group of which AirTouch is a member (together, the "AirTouch Affiliated Group") has timely filed all material Tax returns or reports required to be filed by it or requests for extensions have been timely filed and any such extensions have been granted and have not expired. All such Tax returns were complete and correct in all material respects. All Taxes shown due on such returns have been paid and the most recent financial statements contained in the AirTouch SEC Documents filed and publicly available prior to the date of this Agreement reflect an adequate reserve for all Taxes payable by AirTouch for all taxable periods through the date of such financial statements.

        (b) Neither AirTouch nor any of its Subsidiaries has taken or agreed to take any action that would prevent the NV Merger or the PCS Holdings Merger from, in each case, constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. AirTouch does not have any plan, intention or arrangement to dispose of any assets of NV, the Domestic Wireless Subsidiaries or the Domestic Wireless Investments (in each case, other than any Disposed Asset) or any of the assets of PCS Holdings in a manner that would cause the NV Merger or the PCS Holdings Merger, respectively, to violate the continuity of business enterprise requirements set forth in Treas. Reg. Section 1.368-1 of the Code.

        5.9 Compliance with Laws. AirTouch and each of its Subsidiaries is in compliance with all Applicable Laws, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to AirTouch.

        5.10 Brokers. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by AirTouch, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of AirTouch who might be entitled to any fee or commission from AirTouch in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.


                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1 Conduct of Business of NV and PCS Holdings. (a) Except as set forth in item 1 of Section 6.1(a) of the U S WEST Merger Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date hereof to the Effective Time, NV and PCS Holdings shall, and NV shall cause the Domestic Wireless Subsidiaries to, except as otherwise expressly contemplated by this Agreement, (i) conduct the Domestic Wireless Business only in the ordinary course consistent with past practice (including, without limitation, not taking any actions out of the ordinary course to generate cash, such as delaying payables or accelerating receivables) and in the manner required by Section 3.1(b) of the Joint Venture Organization Agreement, (ii) make capital expenditures with respect to the Domestic Wireless Business at the times and in amounts not less than 80% of the amounts set forth in item 2 of Section 6.1(a) of the U S WEST Merger Disclosure Schedule ("Planned Capital Expenditures") and
(iii) make capital contributions to PCS Nucleus at the times and in the amounts contemplated by the business plans and budgets of PCS Nucleus and PrimeCo.

        (b) During the period from the date hereof to the Effective Time, except as set forth in Section 6.1(b) of the U S WEST Merger Disclosure Schedule or as otherwise expressly contemplated by this Agreement, neither NV nor PCS Holdings shall (and NV shall cause the Domestic Wireless Subsidiaries not to), without the written consent of AirTouch, which consent may not be unreasonably withheld or delayed:

               (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or voting securities of NV or PCS Holdings or capital stock or other ownership interests of any Domestic Wireless Subsidiary;

               (ii) take any action which would be prohibited under Section 3.1(d) of the Joint Venture Organization Agreement (treating PCS Holdings for this purpose as a subsidiary of NV);

               (iii) implement any change in its accounting principles, practices or methods, other than as may be required by GAAP and other than transfers of reserves with respect to Excluded Claims and Excluded Settlements;

               (iv) take or agree to take any action that would prevent the NV Merger, or the PCS Holdings Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code;

               (v) terminate, establish, adopt, enter into, amend or otherwise modify (A) any Employee Arrangement or any employment, independent contractor, secondment, or similar employment agreement or Employee Arrangement to the extent any such actions would increase annual payments or contributions (or both) to be made by NV and the Domestic Wireless Subsidiaries by an amount in excess of $250,000 or (B) any non-competition, non-solicitation or similar agreement affecting the Domestic Wireless Business or that would be binding upon AirTouch or any Subsidiary of AirTouch after the Effective Time, except for (x) budgeted, scheduled, broad-based compensation increases implemented in the ordinary course of business consistent with past practices, (y) amendments or modifications of Employee Arrangements that are required by Applicable Law and (z) the termination of any non-competition or non-solicitation agreement that would restrict the business of AirTouch and its Subsidiaries following the Effective Time;

               (vi) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Employee Benefit Plans that would be binding upon AirTouch or any Subsidiary of AirTouch after the Effective Time, or grant any increase or potential increase in direct or indirect compensation of any nature affecting any Affected Employee, except for (A) budgeted, scheduled, broad-based compensation increases implemented in the ordinary course of business consistent with past practices, and (B) amendments or modifications of Employee Benefit Plans that are required by Applicable Law or do not have an aggregate financial impact on Affected Employees under all such Employee Benefit Plans exceeding $100,000;

               (vii) enter into, amend or otherwise modify any Settlement the terms of which, or obligations under which, AirTouch, any Domestic Wireless Subsidiary or any Domestic Wireless Investment would be bound by or obligated to perform following the Effective Time; or

               (viii) authorize any of, or commit or agree to take any of, the actions referred to in clauses (i) through (vii) above.

        6.2 Conduct of Business of AirTouch. (a) From and after the date hereof to the Effective Time, except as specifically permitted by the terms of this Agreement, AirTouch shall not

(and, as applicable, shall cause its Subsidiaries not to), without the written consent of U S WEST, which consent may not be unreasonably withheld or delayed:

               (i) issue any shares of AirTouch Common Stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of AirTouch Common Stock (other than pursuant to existing agreements or existing options or benefit plans or upon conversion of outstanding securities) in one or more transactions to the extent that the number of shares of AirTouch Common Stock issued (and/or issuable upon exercise of any such option, warrant or right or upon conversion or exchange of any such security) would in the aggregate represent more than 20% of the number of shares of AirTouch Common Stock outstanding immediately prior to such issuance;

               (ii) during the period in which the AirTouch Determination Price is being calculated, purchase or trade any shares of AirTouch Common Stock (other than pursuant to the terms of options or benefit plans or upon conversion, exchange or exercise of outstanding securities);

               (iii) amend the Certificate of Incorporation of AirTouch to alter or change the powers, preferences or special rights of the shares of AirTouch Common Stock so as to affect them materially adversely, or amend the Bylaws of AirTouch in a manner materially adverse to the holders of AirTouch Common Stock;

               (iv) effect a reclassification of the shares of AirTouch Common Stock, or pay any single dividend or other distribution (whether in cash, capital stock or other assets) to holders of AirTouch Common Stock where the value of such dividend or distribution (in excess of the fair market value of any consideration received therefor) together with the value of all dividends and distributions (in excess of the fair market value of any consideration received therefor) made to the holders of AirTouch Common Stock during the period from the date hereof and prior to such dividend or distribution exceeds 20% of the product of (A) the Volume-Weighted Average Trading Price on the record date for determining the stockholders entitled to receive such dividend or distribution and
        (B) the number of shares of AirTouch Common Stock outstanding on such record date (an "Extraordinary Dividend"), or declare an Extraordinary Dividend having a record date prior to the Effective Time;

               (v) sell or exchange in a single transaction or series of related transactions shares of capital stock of (A) AirTouch International, a California corporation, (B) AirTouch Cellular of Nevada, a Nevada corporation, (C) AirTouch Cellular, a California corporation, or (D) AirTouch Cellular, Inc., a Delaware corporation, (each, an "Operating Subsidiary"), or permit any Operating Subsidiary to enter into any agreement providing for a single transaction or series of related transactions that results in the transfer, sale or other disposition of its assets to the extent that the shares of capital stock sold or the assets subject to such transfer, sale or other disposition, as the case may be, in the aggregate would represent more than 20% of the total fair market value of AirTouch and its Subsidiaries, taken as a whole, measured on a proportionate basis immediately prior to such transaction or series of related transactions; provided, however, that the foregoing shall not apply to (x) any primary sale of shares of capital stock of any Operating Subsidiary issued after the date hereof, and (y) any transaction or series of related transactions in which a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in the owner of assets) of a like kind or nature;

               (vi) take or agree to take any action that would prevent the NV Merger or the PCS Holdings Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code; or

               (vii) publicly announce any intention, commitment or agreement
        (A) to effect any of the actions prohibited by clauses (i) through (vi) above (each, a "Restricted Action") or (B) to merge, amalgamate or consolidate AirTouch in any transaction in which (x) AirTouch is not the surviving corporation and (y) the outstanding shares of AirTouch Common Stock are converted or exchanged into other securities or property (a "Parent Transaction"), if, in either case, such announcement would reasonably be expected to materially impair or delay the consummation of the transactions contemplated hereby or the ability of AirTouch to perform its obligations under this Agreement.

        (b) If prior to the Closing Date, (i) AirTouch shall publicly announce any intention, commitment or agreement to effect any Restricted Action or a Parent Transaction and (ii) the Volume-Weighted Average Trading Price of the AirTouch Common Stock for the ten consecutive Trading Days ending on the 30th day preceding the date of such public announcement is the Floor Price or less, then the AirTouch Determination Price shall be deemed for all purposes of this Agreement to equal the Floor Price.

        (c) (i) If prior to the Closing Date, AirTouch shall publicly announce any intention, commitment or agreement to effect any Parent Transaction with any Person who does not have a class of equity securities registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act having substantially the same powers, preferences and special rights as AirTouch Common Stock, this Agreement may be terminated and the Merger abandoned by U S WEST upon consummation of such Parent Transaction.

        (ii) If prior to the Closing Date, AirTouch shall consummate a Parent Transaction, then this Agreement shall be deemed to be modified to provide that Media (or the NV/PCS Transferee) shall be entitled to receive: (A) in lieu of the Common Consideration, the consideration that Media (or the NV/PCS Transferee) would have been entitled to receive upon consummation of such Parent Transaction if the Closing had occurred immediately prior to the consummation of such Parent Transaction and (B) in lieu of the Preferred Consideration, shares of preferred stock of the surviving corporation in such Parent Transaction (or the parent of such surviving corporation if the stockholders of AirTouch receive shares of capital stock of such parent in connection with such Parent Transaction) having substantially the same powers, preferences and special rights as the AirTouch Class D Preferred Stock and AirTouch Class E Preferred Stock.

        (d) (i) If prior to the Closing Date, AirTouch shall publicly announce any intention, commitment or agreement to effect any Parent Transaction with any Person (an "Acquiring Person") and the Merger Consideration Value (as defined in
(ii) below) to be received by holders of AirTouch Common Stock in such Parent Transaction is less than the Floor Price, then the number of shares of AirTouch Common Stock that constitute the Merger Consideration shall equal the quotient of (A) the Common Value, divided by (B) the Merger Consideration Value.

        (ii) The "Merger Consideration Value," for any Parent Transaction, shall equal the sum of (A) the amount of cash, if any, to be received per share of AirTouch Common Stock in such Parent Transaction, plus (B) the number of shares of Acquiring Person common stock, if any, to be received per share of AirTouch Common Stock in such Parent Transaction, multiplied by the Volume-Weighted Average Trading Price of Acquiring Person common stock for the five consecutive Trading Days commencing on the eleventh Trading Day following such announcement, plus (C) the fair market value of Acquiring Person preferred stock or other property or securities, if any, to be received per share of AirTouch Common Stock in such Parent Transaction as determined by an investment banking firm jointly selected by AirTouch and U S WEST; provided that if any such Acquiring Person preferred stock is convertible into Acquiring Person common stock, such investment banking firm will use the Volume-Weighted Average Trading Price of Acquiring Person common stock for the five consecutive Trading Days commencing on the eleventh Trading Day following such announcement in determining the value of such preferred stock.

        6.3 Access to Information. (a) From the date hereof until the Closing Date, U S WEST shall permit AirTouch and its representatives to have full access to the management, facilities, suppliers, accounts, books, records (including, without limitation, budgets and forecasts), contracts and other materials of the Domestic Wireless Business reasonably requested by AirTouch or such representatives and shall make available to AirTouch and its representatives the directors, officers, employees and independent accountants (and shall use reasonable best efforts to so make available its former accountants) of the Domestic Wireless Business for interviews for the purpose of verifying the information furnished to AirTouch. Such access and availability shall be subject to existing confidentiality agreements and shall be conducted by AirTouch and its representatives during normal business hours, upon reasonable advance notice and in such a manner as not to interfere unreasonably with the business or operations of the Domestic Wireless Business or U S WEST.

        (b) From the date hereof until the Closing Date, AirTouch shall permit
U S WEST and its representatives to have reasonable access to the management, accounts, books, records and Material Contracts of AirTouch and its Subsidiaries reasonably requested by U S WEST or such representatives in view of the issuance of shares of AirTouch Stock to Media (or the NV/PCS Transferee) in the Merger and shall make available to U S WEST and its representatives, as reasonably requested by U S WEST, the officers, employees and independent accountants of AirTouch and its Subsidiaries for interviews for the purpose of verifying the information furnished to U S WEST. Such access and availability shall be consistent generally with the approach taken by U S WEST and AirTouch (with respect to AirTouch information) prior to the date of this Agreement, shall be subject to existing confidentiality agreements and shall be conducted by U S WEST and its representatives during normal business hours, upon reasonable advance notice and in such a manner as not to interfere unreasonably with the business or operations of AirTouch and its Subsidiaries. To the extent that any information requested by U S WEST pursuant to this Section 6.3(b) relates to any business plans, forecasts, budgets or other forward-looking information, or to any business of AirTouch or its Subsidiaries which actually or potentially competes with any businesses of U S WEST or its Subsidiaries, AirTouch shall only be required to permit U S WEST'S investment bankers and outside legal advisors to have access to such information, and such investment bankers and outside legal advisors shall not distribute, disseminate or disclose such information to U S WEST or any of its Subsidiaries.

        (c) Each of U S WEST and AirTouch agrees that it will not, and will cause each of its respective Affiliates and representatives not to, use any information obtained pursuant to this

Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements. The agreements, dated as of January 10, 1997 and April 4, 1997, between U S WEST and AirTouch (collectively, the "Confidentiality Agreements"), as well as the confidentiality obligations set forth in the Joint Venture Organization Agreement and the WMC Agreement, shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

        7.1 Tax Matters. For purposes of the tax opinions to be delivered pursuant to Sections 9.2(d) and 9.3(d), respectively, (i) AirTouch will deliver representation letters substantially in the form of Exhibits G-1 and G-2 attached hereto dated as of the Closing Date, and (ii) U S WEST and Media and the NV/PCS Transferee shall deliver representation letters substantially in the form of Exhibits H-1 and H-2 attached hereto, dated as of the Closing Date, in each case, to Weil, Gotshal & Manges LLP, counsel to U S WEST, Media and the NV/PCS Transferee, and Pillsbury Madison & Sutro LLP, counsel to AirTouch.

        7.2 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section
7.3 and except as otherwise agreed to by the parties, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, including (a) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Authorities and the making of all necessary registrations and filings with, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (b) the obtaining of all necessary Consents, approvals or waivers from Third Parties, (c) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Agreement, including seeking to have any stay, temporary restraining order, decree, injunction or other order entered by any court or other Governmental Authority vacated or reversed or otherwise modified to allow the transactions contemplated by this Agreement and the other Transaction Agreements to proceed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

        7.3 Antitrust Notification; FCC and State Regulatory Approvals. (a) U S WEST and AirTouch shall promptly, and in any event within ten Business Days following the date hereof, file with the FTC and the DOJ, the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of U S WEST and AirTouch shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each of U S WEST and AirTouch shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the Merger and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Authorities and shall comply promptly with any such inquiry or request.

        (b) U S WEST and AirTouch shall promptly, and in any event within ten Business Days following the date hereof, file any required application, report or other filing or request for approval or notifications with the FCC and any state regulatory authority from whom Consent or clearance is required to be obtained in connection with the transactions contemplated hereby. Each of U S WEST and AirTouch shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any such filing or other submission. Each of U S WEST and AirTouch shall use its reasonable best efforts to obtain any such Consent or clearance required for the consummation of the Merger and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FCC or any state regulatory authority and shall comply promptly with any such inquiry or request.

        7.4 Supplemental Disclosure. U S WEST, Media, NV, PCS Holdings (and the NV/PCS Transferee) shall confer on a regular and frequent basis with AirTouch, and promptly notify AirTouch of, and furnish AirTouch with, any information it may reasonably request with respect to any event or condition or the existence of any fact that would cause any of the conditions to the obligation of AirTouch to consummate the Merger not to be satisfied, and AirTouch shall promptly notify U S WEST of, and furnish U S WEST with, any information it may reasonably request with respect to any event or condition or the existence of any fact that would cause any of the conditions to the obligations of U S WEST, Media, NV and PCS Holdings (and the NV/PCS Transferee) to consummate the Merger not to be satisfied.

        7.5 Announcements. Prior to the Closing, none of U S WEST, Media (or the NV/PCS Transferee), NV, PCS Holdings or AirTouch will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as expressly permitted by and in accordance with terms of the Confidentiality Agreements or as may be required by Applicable Law or stock exchange regulations (including, without limitation, pursuant to the United States federal securities laws in connection with any registration statement or report filed thereunder), in which event the party required to make the release or announcement shall, if possible, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        7.6 NYSE Listing. AirTouch shall use its best efforts to cause the shares of AirTouch Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        7.7 Settlements for Cash Collections and Disbursements After the Effective Time. (a) For each calendar month commencing with the month in which the Effective Time occurs and, unless sooner terminated by agreement of the parties, continuing for a period of two years thereafter, (i) within 15 Business Days following the end of the month in question, U S WEST shall prepare and deliver to AirTouch, and AirTouch shall fully cooperate in preparing, a statement of transactions which shall reflect a complete analysis of any cash collections and cash disbursements by the U S WEST Group on behalf of the AirTouch Group during the relevant month or for any prior month that should have been (but was not) included in a prior statement and (ii) within 15 Business Days following the end of the month in question, AirTouch shall prepare and deliver to U S WEST, and U S WEST shall fully cooperate in preparing, a statement of transactions which shall reflect a complete analysis of any cash collections and cash disbursements by the AirTouch Group on behalf of the U S WEST Group during the relevant month or for any prior month that should have been (but was not) included in a prior statement; provided, however, in each case that, with respect to the first such monthly period, such statement shall not reflect any cash collections or disbursements occurring prior to the Effective Time taken into account in determining the adjustments to the Merger Consideration.

        (b) Not later than five Business Days following delivery of each such monthly statement, U S WEST shall pay to AirTouch or AirTouch shall pay to U S WEST, as the case may be, in cash, an amount necessary to eliminate the account balance as reflected in each such statement (which amounts may be set off against each other as appropriate). Any Disputes relating to such amounts payable shall be exclusively governed by and settled in accordance with the provisions of Section 12.14. Payments made pursuant to
Section 7.7 shall not, for any purposes of this Agreement, constitute Indemnifiable Losses under Article XI or be set off against any other payments to be made (other than as provided in this Section 7.7(b)), Liabilities asserted or claims made pursuant to this Agreement, unless AirTouch and U S WEST otherwise agree in writing.

        (c) Following the end of the two-year period referred to in Section 7.7(a) (or such earlier period as the parties hereto may agree), AirTouch and U S WEST shall continue to deliver the statement of transactions referred to in
Section 7.7(a) and pay the amounts necessary to eliminate the account balance as reflected in such statement in accordance with Section 7.7(b), not less than once every calendar quarter (or at such other intervals as the parties may agree).

        (d) Each of AirTouch and U S WEST hereby grants the other a limited irrevocable power-of-attorney to endorse, deposit and negotiate all checks, drafts or other forms of payment made in respect of any invoice representing a receivable payable to either of them or any of their Subsidiaries, but which are sent by the payor to a lock box maintained by the other or is made payable to either of them or any of their Subsidiaries but which is the payment of a receivable which is a receivable of the other.

        7.8 Use of U S WEST Name. Promptly after the Effective Time, AirTouch shall cause each Domestic Wireless Subsidiary whose name includes the name "U S WEST" to change its name to delete any reference therein to "U S WEST." Promptly after the Effective Time, the Surviving Corporation shall, and shall cause the Domestic Wireless Subsidiaries to, (i) terminate any license to use the name "U S WEST" with all agents, franchisees and licensees of U S WEST and the Domestic Wireless Business (to the extent permitted by the terms of such license) and
(ii) not to use the name "U S WEST" in connection with the operations of the Domestic Wireless Business; provided, however, that for a period of 90 days after the Effective Time, the Surviving Corporation and the Domestic Wireless Subsidiaries may continue to use the "U S WEST" name on signage, business forms, business cards and stationery. Nothing herein shall require the Surviving Corporation or the Domestic Wireless Subsidiaries to recall from customers telephones, accessories or other equipment or materials labeled with the "U S WEST" name and remove such name from such telephones, accessories or other equipment or materials.

        7.9    Intellectual Property.

        (a) At the Effective Time, the U S WEST Group or a designee of U S WEST shall retain all right, title and interest in the U S WEST Intellectual Property and the AirTouch Group shall have all right, title and interest in the Domestic Wireless Intellectual Property.

        (b) Subject to the Patent License Agreement and the Software License Agreement, within 180 days following the Effective Time, except as set forth in Sections 7.9(c) and 7.9(d), the U S WEST Group shall cease using and shall return to AirTouch all of the Domestic Wireless Intellectual Property, and the AirTouch Group shall cease using and return to U S WEST any of the U S WEST Intellectual Property. Each of AirTouch and U S WEST recognize that certain employees of the Domestic Wireless Business have been and may in the future be employed at other Subsidiaries of U S WEST, and that certain employees of the U S WEST and its Subsidiaries have been and may in the future be employed in the Domestic Wireless Business, and that such employees may have Information, confidential or otherwise, of their former employers. The parties agree that neither will bring any Action against the other for use or disclosure of such Information to the extent that such Information is based solely on the recollection and knowledge of such employee and is not contained in any document or software, or otherwise memorialized.

        (c) From and after the Effective Time, (i) the U S WEST Group shall have the right to use all Confidential Information included in the Domestic Wireless Intellectual Property which is used by Subsidiaries of U S WEST (other than NV, the Domestic Wireless Subsidiaries and the Domestic Wireless Investments) as of the date hereof or used by Subsidiaries of U S WEST (other than NV, the Domestic Wireless Subsidiaries and the Domestic Wireless Investments) during the period from the date hereof until the Effective Time in the ordinary course of business consistent with past practice and (ii) the Domestic Wireless Business shall have the right to use all Confidential Information included in the U S WEST Intellectual Property which is used by the Domestic Wireless Business as of the date hereof or used by the Domestic Wireless Business during the period from the date hereof until the Effective Time in the ordinary course of business consistent with past practice; provided, however, that, notwithstanding the foregoing, (A) the U S WEST Group shall not have the right to use any customer lists or other customer data, marketing plans or other marketing data, business plans or other financial data or operating metrics or data relating to marketing, sales and network performance included in the Domestic Wireless Intellectual Property and (B) for a period ending 18 months following the Effective Time, U S WEST Communications Group, Inc. ("USWCG") and its Subsidiaries shall not have the right to use any Confidential Information included in the Domestic Wireless Intellectual Property other than (x) Confidential Information used by USWCG or its Subsidiaries as of the date hereof and (y) Confidential Information used by USWCG or its Subsidiaries to perform administrative functions (including employee benefits, payroll, financial, clerical and accounting functions).

        (d) In the event there are any Excluded Assets on the Closing Date, from and after the Closing Date, the business of the Excluded Assets shall have the right to use the Domestic

Wireless Intellectual Property to the extent it is being used by the business of Excluded Assets as of the Closing Date; provided, however, that, subject to
Section 7.9(c), the business of Excluded Assets shall not have the right to use any Domestic Wireless Intellectual Property (including customer lists or other customer data, marketing plans or other marketing data, business plans or other financial data and operating metrics or data relating to marketing, sales and network performance) to the extent that such Domestic Wireless Intellectual Property relates to markets not constituting Excluded Assets. Notwithstanding the foregoing, and subject to any rights granted under the Resources Agreement, upon the transfer, sale or other disposition of an Excluded Asset to a Third Party or a change of control with respect to an Excluded Asset, any right granted pursuant to this Section 7.9(d) to use any Core Intellectual Property (as defined below) in the business of such Excluded Asset shall terminate. The occurrence of any event described in Section 12.11(b) of this Agreement shall not be deemed to be a change of control of any Excluded Asset for purposes of this Section 7.9(d). As used herein, "Core Intellectual Property" shall mean all software, tools and documentation included in the Domestic Wireless Intellectual Property which is used or held for use in connection with the performance of any of the following functions to the extent such software, tools and documentation is proprietary and not commercially available in the form utilized by the Domestic Wireless Business: customer billing systems, customer management systems, customer service systems, enhanced network operations which are not essential to the basic operation of the network (e.g., RF fingerprinting), marketing database systems and sales information systems.

        (e) For purposes of this Section 7.9 only, "Intellectual Property" shall mean all registered and unregistered trademarks, service marks, service names, trade styles and trade names (including, without limitation, trade dress and other names, marks and slogans) and all associated goodwill, all statutory, common law and registered copyrights, all patents, all applications for any of the foregoing together with all rights to use all of the foregoing, all know-how, inventions, discoveries, improvements, processes, formulae (secret or otherwise), specifications, trade secrets, whether patentable or not, licenses and other similar agreements, confidential information, and all drawings, records, books or other indicia, however evidenced, of the foregoing.

        7.10 Insurance. (a) U S WEST shall, and shall cause each of its Subsidiaries to, make available to AirTouch, the benefit of any and all U S WEST Insurance Arrangements with respect to insured events or occurrences prior to the Effective Time which relate to the Domestic Wireless Business (whether or not claims relating to such events or occurrences are made prior to or after the Effective Time).

        (b) AirTouch shall be entitled to assert without notice to U S WEST any claim under the U S WEST Insurance Arrangements by or against the AirTouch Group as to which the aggregate losses, Liabilities, damages or expenses to be incurred in connection therewith are not reasonably expected by AirTouch to exceed $100,000 by notice to the administrator of the applicable Insurance Arrangement. In respect of any claim under the U S WEST Insurance Arrangements by or against the AirTouch Group as to which the aggregate losses, Liabilities, damages or expenses are reasonably expected by AirTouch to exceed $100,000, AirTouch shall provide U S WEST with prompt notice of events or occurrences giving rise to such a claim. U S WEST shall be responsible for asserting, on behalf of the AirTouch Group, and shall use its reasonable best efforts to assert (or at the option of U S WEST) to assist AirTouch in asserting, any such claim so reported to U S WEST; provided that U S WEST shall not effect a Settlement of any claim by or against the AirTouch Group without the consent of AirTouch unless the Settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to the applicable member of the AirTouch Group of a release from all liability with respect to such claim.

        (c) Nothing in this Section 7.10 shall be construed to limit or otherwise alter in any way the indemnification obligations of U S WEST, including those created by Article XI of this Agreement.

        7.11 Third Party Rights. (a) In the event that, after the Effective Time, U S WEST or its Affiliates holds any right to indemnification or any other contractual or other right (collectively, a "Recourse Right") with respect to NV, the Domestic Wireless Subsidiaries or the Domestic Wireless Investments then U S WEST shall, or shall cause a Subsidiary to, assert or otherwise make available to the applicable member of the AirTouch Group the full benefit of such Recourse Right by making a claim on behalf of the applicable member of the AirTouch Group or taking other steps reasonably requested by AirTouch.

        (b) In the event that, after the Effective Time, AirTouch or the Domestic Wireless Subsidiaries holds any Recourse Right with respect to businesses of U S WEST other than the Domestic Wireless Business, then AirTouch shall, or shall cause a Subsidiary to, assert or otherwise make available to the applicable member of the U S WEST Group, the full benefit of such Recourse Right by making a claim on behalf of the applicable member of the U S WEST Group or taking other steps reasonably requested by U S WEST.

        7.12 Intercompany Agreements. (a) Prior to the Effective Time, U S WEST shall cause each member of the U S WEST Group to discharge in full or otherwise satisfy or terminate any intercompany indebtedness owed by NV, any Domestic Wireless Subsidiary or any Domestic Wireless Investment or PCS Holdings to such member of the U S WEST Group, other than the Assumed NV Debt and the Assumed PCS Debt.

        (b) Prior to the Effective Time, U S WEST and NV shall discharge in full or otherwise satisfy or terminate (i) all intercompany receivables relating to corporate administrative services of any member of the U S WEST Group from NV, any Domestic Wireless Subsidiary or Domestic Wireless Investment and (ii) all intercompany receivables relating to corporate administrative services of NV, any Domestic Wireless Subsidiary or any Domestic Wireless Investment from any member of the U S WEST Group.

        (c) Following the Effective Time, all Contracts, Licenses or other arrangements, formal or informal, between NV, the Domestic Wireless Subsidiaries and the Domestic Wireless Investments, on the one hand, and any member of the U S WEST Group, on the other hand, in existence as of the Effective Time (other than this Agreement and the other Transaction Agreements) shall be terminable at the option of AirTouch at any time on 30 Business Days' prior written notice.

        7.13 Joint Agreements; Joint Assets. (a)(i) Except as otherwise specifically provided in this Agreement and subject to Sections 7.13(a)(ii) and 7.13(a)(iii), any Contract to which NV or a Domestic Wireless Subsidiary is a party that inures to the benefit of both the Domestic Wireless Business and the business of the Excluded Assets (including, without limitation, interconnection agreements, purchasing agreements (including rights under purchasing agreements entered into pursuant to the TOMCOM Agreement), national retailing contracts, bulk contracts, corporate contracts, roaming agreements, marketing contracts and other Contracts) ("Joint Agreements") shall be assigned as of the Closing Date, in part, so that NV or the applicable Domestic Wireless Subsidiary, on the one hand, and the owner of the Excluded Assets, on the other hand, each shall be entitled to the rights and benefits inuring to its business under such agreement.

        (ii) If any Joint Agreement can be assigned as a whole, but not in part, and such Joint Agreement is primarily used by the Domestic Wireless Business, such Joint Agreement shall be retained by NV or the applicable Domestic Wireless Subsidiary. In such event, subject to Applicable Laws and the terms of such Joint Agreement, NV shall (and shall cause the Domestic Wireless Subsidiaries to) take all reasonable actions to make available to the business of the Excluded Assets the benefit of such Joint Agreement to the same extent of the benefit received by the business of the Excluded Assets as of the Closing Date. To the extent that NV makes the benefits of any Joint Agreement available to the business of the Excluded Assets, the owner of the Excluded Assets shall be responsible for fulfilling its proportionate interest in the obligations under such Joint Agreement. The obligation of NV to make the benefit of any such Joint Agreement available to the business of any Excluded Asset shall terminate upon the earlier to occur of (1) the expiration of the Joint Agreement and (2) six months following the transfer, sale or other disposition of such Excluded Asset to a Third Party or a change of control with respect to such Excluded Asset (or such earlier date as determined by the purchaser of such Excluded Asset).

        (iii) If any Joint Agreement can be assigned as a whole, but not in part, and such Joint Agreement is primarily used by the business of the Excluded Assets, such Joint Agreement shall be assigned by NV or the applicable Domestic Wireless Subsidiary to the owner of the Excluded Assets and the Liabilities relating to such Joint Agreement shall be assumed by the owner of the Excluded Assets. In such event, subject to Applicable Laws and the terms of such Joint Agreement, the owner of the Excluded Assets shall take all reasonable actions to make available to the Domestic Wireless Business the benefit of such Joint Agreement to the same extent of the benefit received by the Domestic Wireless Business as of the Closing Date. To the extent that the owner of the Excluded Assets makes the benefits of any Joint Agreement available to the Domestic Wireless Business, NV (or a Domestic Wireless Subsidiary) shall be responsible for fulfilling its proportionate interest in the obligations under such Joint Agreement. The obligation of the owner of the Excluded Assets to make the benefit of any such Joint Agreement available to the Domestic Wireless Business shall terminate upon the earlier to occur of (1) the expiration of the Joint Agreement and (2) six months following the transfer, sale or other disposition of the Excluded Asset which is the primary user of such Joint Agreement to a Third Party or a change of control with respect to such Excluded Asset (or such earlier date as determined by AirTouch).

        (b) (i) Except as otherwise specifically provided in this Agreement, any asset of NV used in or held for use in both the Domestic Wireless Business and the business of Excluded Assets (including, without limitation, inventory) ("Joint Assets") shall, to the extent practicable, be divided as of the Closing Date between the Domestic Wireless Business and the business of the Excluded Assets so that each shall receive its proportionate interest in such Joint Asset based upon relative proportionate subscribers included in each business. Notwithstanding the foregoing, (A) all assets located at the current headquarters of the Domestic Wireless Business located in Bellevue, Washington (other than books and records of the Excluded Assets) shall be part of the Domestic Wireless Business and shall not be Joint Assets and (B) all assets owned by partnerships, the interests in which constitute Excluded Assets shall be part of the Excluded Assets.

        (ii) Any Joint Asset which can be assigned or otherwise transferred as a whole, but not in part, and is primarily related to the Domestic Wireless Business shall be part of the Domestic Wireless Business. Subject to Applicable Law, NV shall (and shall cause the Domestic Wireless Subsidiaries to), except as may otherwise be agreed by AirTouch and U S WEST, take such reasonable actions as the owner of the Excluded Assets may request in order to make available, at fully loaded cost, to the business of Excluded Assets, the use of any such Joint Asset to the same extent such Joint Asset was used by the business of Excluded Assets as of the Closing Date. The obligation of NV to make such Joint Asset available to the business of any Excluded Asset shall terminate six months following the transfer, sale or other disposition of such Excluded Asset to a Third Party or a change of control with respect to such Excluded Asset (or such earlier date as determined by the purchaser of such Excluded Asset).

        (iii) Any Joint Asset which can be assigned or otherwise transferred as a whole, but not in part, and is primarily related to the business of Excluded Assets and any Joint Asset owned by a partnership, an interest in which constitutes an Excluded Asset, shall be part of the business of Excluded Assets. Subject to Applicable Law, the owner of the Excluded Assets shall, except as may otherwise be agreed by AirTouch and U S WEST, take such reasonable actions as NV may request in order to make available, at fully loaded cost, to the Domestic Wireless Business, the use of any such Joint Asset to the same extent such Joint Asset was used by the Domestic Wireless Business as of the Closing Date. The obligation of the owner of the Excluded Assets to make such Joint Asset available to the Domestic Wireless Business shall terminate six months following the transfer, sale or other disposition of the Excluded Asset in which such asset is included to a Third Party or a change of control with respect to such Excluded Asset (or such earlier date as determined by AirTouch).

        (c) The occurrence of any event described in Section 12.11(b) of this Agreement shall not be deemed to be a change of control of any Excluded Asset for purposes of this Section 7.13.

        7.14 Transaction Agreements. On or prior to the Closing Date, AirTouch and U S WEST shall enter into the Tax Sharing Agreement, the Patent License Agreement, the Software License Agreement and the New Investment Agreement. If, as of the Closing Date, Media (or the NV/PCS Transferee) shall be the general partner or otherwise manage any Excluded Asset, the owner of the Excluded Assets and AirTouch Cellular shall enter into a Resources Agreement in the form of
Exhibit I hereto.

        7.15 Undertakings with respect to Scheduled Properties.

        (a) In connection with the transactions contemplated hereby, NV shall fulfill any and all obligations it may have under the partnership agreements, other formative agreements and management agreements for each Scheduled Property, in respect of the Consent requirements, rights of first refusal and written notification requirements described therein.

        (b) Promptly (and in any event within ten Business Days) following the satisfaction of the conditions set forth in Sections 9.1(a) and 9.1(e), U S WEST shall take all actions necessary to effect the separation from the Domestic Wireless Business of each Scheduled Property as to which a decree, preliminary or permanent injunction, temporary restraining order or other order of any nature shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby.

        7.16 Pre-Closing Capital Contributions to PCS Nucleus by AirTouch. At such time prior to the Closing as the parties shall agree, AirTouch PCS Holding, Inc. shall contribute to the capital of PCS Nucleus approximately $1,600,000.

        7.17 Assumption of Guarantee Obligations with respect to Leveraged Leases. Effective at the time of the Closing, AirTouch will assume all Liabilities of U S WEST under all guarantees executed by U S WEST in respect of the Leveraged Leases pursuant to the instrument of assumption attached as an exhibit to such guarantees.

        7.18 Repayment of Assumed NV Debt and Assumed PCS Debt. At the time of the Closing, AirTouch shall repay in full the Assumed NV Debt and the Assumed PCS Debt. Media (or the NV/PCS Transferee, as applicable) shall not declare an event of default under the Assumed NV Debt or the Assumed PCS Debt prior to such repayment.

        7.19 AirTouch Class D and Class E Preferred Stock. Prior to the Effective Time, AirTouch shall file with the Secretary of State of the State of Delaware Certificates of Designation, Preferences and Rights with respect to the shares of AirTouch Class D and Class E Preferred Stock issuable pursuant to
Section 3.1 in the forms of Exhibits A-1 and A-2, respectively.


                                  ARTICLE VIII

                                EMPLOYEE MATTERS

        8.1 Employees. Effective as of the Effective Time, those Affected Employees who are PCS Employees or who are employed by NV or any Domestic Wireless Subsidiary immediately prior to the Effective Time shall remain in the same capacities as then held by such employees (or in such other capacities as AirTouch shall determine in its sole discretion). The Excluded Employees shall not become employees of AirTouch or its Subsidiaries or Affiliates as of the Effective Time, and AirTouch and its Subsidiaries and Affiliates shall assume no employment-related Liabilities with respect to the Excluded Employees as a result of the transactions contemplated by this Agreement. All such Liabilities shall be retained by the U S WEST Group.

        8.2 Employee Benefit Plans and Arrangements. (a) Except as set forth under paragraph (b) below with respect to incurred but unreimbursed claims relating to Affected Employees and subject to Section 8.3(p) of this Agreement, all Affected Employees shall cease to actively participate as of the Effective Time in any Employee Benefit Plan or Employee Arrangement maintained at the Effective Time by U S WEST, Media or their respective Affiliates.

        (b) AirTouch shall reimburse U S WEST for all incurred but unpaid claims and obligations as of the Effective Time with respect to Affected Employees under the Employee Benefit Plans and Employee Arrangements maintained at the Effective Time by U S WEST, Media and their respective Affiliates.

        8.3 Other Employee Matters.

        (a) Except as specifically provided in this Section 8.3, as of the Effective Time, the Affected Employees shall become eligible to participate in the employee benefit plans of AirTouch then existing on the same terms as applicable to similarly situated employees of AirTouch. For purposes of determining eligibility to participate, vesting, benefit eligibility, and benefit accrual, AirTouch shall recognize service of each Affected Employee with U S WEST and its pre-Merger ERISA Affiliates before the Effective Time as though such service were service with AirTouch and its ERISA Affiliates.

        (b) Subject to compliance with Sections 8.3(c), 8.3(d) and 8.3(e), as soon as reasonably practicable after the Effective Time, (i) U S WEST shall amend the U S WEST Pension Plan (the "U S WEST Pension Plan") to provide for the transfer of all liability for the accrued benefits of Affected Employees (other than PCS Employees) as of the Effective Time (the "Transferred Benefit Liabilities") and cash equal to the present value of such liabilities ("Transferred Benefit Assets"), and (ii) AirTouch shall amend the AirTouch Employees Pension Plan (the "AirTouch Pension Plan") to accept the Transferred Benefit Liabilities and Transferred Benefit Assets. In addition, U S WEST shall cause the U S WEST Pension Plan to transfer additional assets to the AirTouch Pension Plan sufficient to fund a lump sum payment option with respect to the Transferred Benefit Liabilities. AirTouch shall cause the AirTouch Pension Plan to provide a lump sum payment option with respect to the transferred benefits. The Transferred Benefit Assets shall be calculated on the basis of the actuarial assumptions specified in Section 8.3(b) of the U S WEST Merger Disclosure Schedule. The Transferred Benefit Assets shall be adjusted from the Effective Time to the actual date of transfer for (i) interest at the rate specified in
Section 8.3(b) of the U S WEST Merger Disclosure Schedule and (ii) benefit payments made during such interim period.

        (c) In connection with the transfer described in Section 8.3(b), AirTouch shall amend the AirTouch Pension Plan to preserve the protected benefits (as defined in regulations under Section 411(d)(6) of the Code) with respect to the transferred accrued benefits and to ensure that, subject to vesting, benefits paid to an affected participant from the AirTouch Pension Plan are at least equal to the benefit that would have been payable from the U S WEST Pension Plan as of the Effective Time, treating the participant as a "Modified Accrual Participant" under the AirTouch Pension Plan (with respect to the U S WEST Pension Plan formula applicable to the participant as of the Effective Time). Participants referred to in this Section 8.3(c) shall be treated similarly to all other Modified Accrual Participants under the AirTouch Pension Plan, including with respect to any amendment to reduce or eliminate the compensation uplift attributable to Modified Accrual Participant status.

        (d) U S WEST's obligation to effectuate the transfer described in
Section 8.3(b) shall be conditioned upon its receipt of a recent IRS favorable determination letter with respect to the AirTouch Pension Plan. AirTouch's obligation to receive such transfer shall be conditioned upon its receipt of a recent IRS favorable determination letter with respect to the U S WEST Pension Plan. U S WEST represents and warrants that, and covenants to take all necessary action to ensure that, the U S WEST Pension Plan shall be qualified under
Section 401(a) and related sections of the Code as of the date of such transfer, and AirTouch represents and warrants that, and covenants to take all necessary actions to ensure that, the AirTouch Pension Plan shall be qualified under
Section 401(a) and related sections of the Code as of the date of such transfer. In the event that it is necessary to increase the Transferred Benefit Liabilities retroactively to the date of transfer in order to maintain the qualified status of the U S WEST Pension Plan or the AirTouch Pension Plan, U S WEST shall cause the U S WEST Pension Plan to transfer cash equal to the present value of such liabilities to the AirTouch Pension Plan, calculated on the basis of the actuarial assumptions specified in Section 8.3(b) of the U S WEST Merger Disclosure Schedule.

        (e) At least 30 days before the transfer described in Section 8.3(b) above, U S WEST and AirTouch shall each file Form 5310-A with the IRS with respect to the transfer unless, in the case of a de minimis transfer, such filing is not required.

        (f) Subject to Section 8.3(p), AirTouch shall provide for participation of the Affected Employees and their dependents as of the Effective Time in the AirTouch health and welfare plan(s) applicable to similarly situated AirTouch employees. AirTouch shall waive any pre-existing condition exclusion in the AirTouch medical/dental plans for Affected Employees and their dependents. For purposes of deductible requirements and out-of-pocket maximums under the applicable AirTouch medical or dental plan, if any, Affected Employees and their dependents shall receive credit for any medical or dental deductible payments incurred under the medical and dental plan(s) of U S WEST during the calendar year that includes the date such employees' coverage begins under the AirTouch medical and dental plan(s). U S WEST shall determine the extent to which COBRA elections under the medical, dental and vision coverage of the U S WEST health care plan are required as a result of the Merger and shall be responsible for any required notification and administration of such elections and any subsequently elected coverage. From and after the date of this Agreement and through the period ending 120 days after the Effective Time, AirTouch shall take no actions, and shall cause its Subsidiaries to take no actions, that would alter the AirTouch medical or dental plans from the provisions in effect as of the date of this Agreement in a manner that would provide incentive for Affected Employees to elect COBRA coverage under the U S WEST health care plan in lieu of coverage under the AirTouch medical or dental plans, unless such modifications will apply equally to both Affected Employees and other AirTouch employees covered by the AirTouch medical and dental plans.

        (g) Affected Employees who have attained the right to four or more weeks of vacation per year under U S WEST'S vacation policy as of the Effective Time shall remain eligible to accrue the same amount of vacation under the applicable AirTouch vacation policy, except to the extent the applicable AirTouch vacation policy is revised to require additional service for all employees who have attained the right to four or more weeks of vacation per year under the vacation policies of either U S WEST or AirTouch as of the Effective Time.

        (h) As soon as reasonably practicable after the Effective Time, U S WEST shall cause the U S WEST Savings Plan/ESOP (the "U S WEST Savings Plan") to transfer to the AirTouch Retirement Plan (the "AirTouch Retirement Plan") the account balances of the Affected Employees who do not elect, under procedures established by U S WEST that are reasonably acceptable to AirTouch, to have their account balances retained in the U S WEST Savings Plan. Any such transfer shall be made in the form of cash to the extent account balances are not credited with unpaid participant loans, and by a transfer of loans (in the form of promissory notes and/or transaction authorization cards) to the extent account balances are credited with unpaid participant loans. AirTouch shall amend the AirTouch Retirement Plan to fully vest the transferred account balances.

        (i) U S WEST's obligation to effectuate the transfer described in
Section 8.3(h) shall be conditioned upon its receipt of a recent IRS favorable determination letter with respect to the AirTouch Retirement Plan. AirTouch's obligation to receive such transfer shall be conditioned upon its receipt of a recent IRS favorable determination letter with respect to the U S WEST Savings Plan. U S WEST represents and warrants that the U S WEST Savings Plan shall be qualified under Section 401(a) and related sections of the Code as of the date of such transfer, and AirTouch represents and warrants that the AirTouch Retirement

Plan shall be qualified under Section 401(a) and related sections of the Code as of the date of such transfer.

        (j) Subject to Section 8.3(p), for any Affected Employee who is receiving short-term disability benefits under the U S WEST disability plan immediately prior to the Effective Time, AirTouch shall continue to cover such employee under the AirTouch disability plan (and any other AirTouch plans or policies applicable to similarly situated AirTouch employees receiving benefits under the AirTouch disability plan) without requiring an intervening return to work; provided, however, that AirTouch shall determine the extent to which periods of short-term disability under the U S WEST disability plan will be considered for purposes of determining the length of coverage under the AirTouch disability plan. U S WEST agrees to cause the U S WEST disability plan to be amended prior to the Effective Time to provide that coverage under the U S WEST disability plan for any Affected Employee shall cease at the Effective Time whether or not the employee is then receiving short-term disability benefits. U S WEST and AirTouch agree to cooperate in resolving any claims from Affected Employees related to the actions taken pursuant to this Section 8.3(j).

        (k) Subject to Section 8.3(p), for any Affected Employee who is on an approved leave of absence immediately prior to the Effective Time, AirTouch shall continue to cover such employee under the applicable AirTouch leave of absence policy (and any other AirTouch plans or policies applicable to similarly situated AirTouch employees on such leave of absence) without requiring an intervening return to work; provided, however, that AirTouch shall determine the extent to which the period of leave prior to the Effective Time will be considered for purposes of determining the length of leave under the AirTouch policy. U S WEST agrees to cause the leave of absence policies applicable to Affected Employees prior to the Effective Time to be amended to provide that a leave of absence for any Affected Employee shall cease at the Effective Time whether or not the employee is then on leave. U S WEST, Media and AirTouch agree to cooperate in resolving any claims from Affected Employees related to the actions taken pursuant to this Section 8.3(k).

        (l) Except as provided in Exhibit J, from the date of this Agreement until the end of the Non-solicitation Period, neither U S WEST nor any of its Affiliates will Solicit any person employed by NV or the Domestic Wireless Subsidiaries to leave his or her employment. For purposes of this Section 8.3(l), the "Non-solicitation Period" ends on the earlier of the first anniversary of the Effective Time or June 1, 1999, and "Solicit" means any affirmative recruitment specifically aimed at one or more individuals identified by name, title or NV affiliation (i.e., beyond advertising job openings), but "Solicit" shall not include any activities that constitute follow-up to individuals who respond to job opening advertisements or who voluntarily initiate employment inquiries.




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


        (m) U S WEST will provide AirTouch the opportunity to review and approve, prior to distribution, all "Employee Communication Materials," as defined herein, developed by U S WEST. For this purpose, "Employee Communication Materials" means information, published in written or other tangible form useful for repetitious or mass communication, to the extent that it: (i) will be distributed at any time after the date of this Agreement and prior to the Effective Time, and (ii) will explain to Affected Employees any actions that will be taken to implement the commitments set forth in this Agreement, provided that such information refers to Employee Benefit Plans or Employee Arrangements that will be assumed by AirTouch in whole or in part under Section 8.2, or employee benefit plans or employee arrangements sponsored by AirTouch or its Subsidiaries that may cover Affected Employees after the Effective Time.

        (n) Prior to the Effective Time, U S WEST will amend the U S WEST Non-Qualified Pension Plan, the U S WEST Mid-Career Pension Plan and the Amended U S WEST Deferred Compensation Plan (the "Non-Qualified Plans") to permit Affected Employees to elect to exclude their employment with AirTouch or its Subsidiaries resulting from the Merger from being treated as a termination of employment or separation from service for purposes of the timing of distributions under the Non-Qualified Plans and to provide for the transfer of their accrued benefits under the Non-Qualified Plans to the AirTouch Deferred Compensation Plan. AirTouch shall amend the AirTouch Deferred Compensation Plan as of the Effective Time to accept the accrued benefit of any Affected Employee who makes an election as described in the preceding sentence as a liability under the AirTouch Deferred Compensation Plan for each such Affected Employee and to treat such accrued benefit as any other account balance under the AirTouch Deferred Compensation Plan. The accrued benefit for each employee under the NonQualified Plans shall be determined as of the Effective Time in accordance with the assumptions and procedures set forth in Section 8.3(n) of the U S WEST Merger Disclosure Schedule. Notwithstanding any other provisions of any Transaction Agreement, and without limitation under any provisions of any Transaction Agreement, AirTouch shall indemnify, defend and hold harmless U S WEST and its Affiliates (the "Indemnitees") from and against, and in respect of, and pay or reimburse each Indemnitee for, all Indemnifiable Losses, as incurred, arising out of, relating to or resulting from, directly or indirectly, the election or transfer of accrued benefits described in this Section 8.3(n).

        (o) Prior to the Effective Time, U S WEST shall provide notice to AirTouch of its intended treatment of outstanding options to purchase shares of capital stock of U S WEST ("Options") issued pursuant to the terms of the Amended U S WEST 1994 Stock Plan and the outstanding Media Options and Communications Options issued pursuant to the terms of the U S WEST Media Group 1996 Stock Option Plan, the U S WEST Media Group 1997 Stock Option Plan and the U S WEST Communications




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


Group 1997 Stock Option Plan, in each case, held by Affected Employees as a class. Following the Effective Time, U S WEST shall provide notice to AirTouch of any decision to terminate or otherwise materially change the terms of the Options held by Affected Employees as a class, such notice to be given at or before the time general notice of such matters is given to Affected Employees.

        (p) As soon as reasonably practicable within 30 Business Days following the date of this Agreement, U S WEST and AirTouch shall use reasonable best efforts to agree upon (i) specific methods of transitioning Affected Employees into employee benefit plans and employee arrangements sponsored by AirTouch or its Subsidiaries on or after the Effective Time and (ii) a timeline for sharing data and documents pursuant to Section 8.4.

        8.4 Cooperation. AirTouch and U S WEST shall cooperate with each other in carrying out the terms of this Article VIII, and each party shall exchange such information with the other party as may be reasonably required by the other party, with respect thereto. As soon as reasonably practicable after the Effective Time, U S WEST shall provide AirTouch a schedule showing the name, Social Security number, hire date and any other information reasonably requested by AirTouch with respect to each Affected Employee.


                                   ARTICLE IX

                              CONDITIONS PRECEDENT

        9.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted under Applicable Laws) on or prior to the Closing of the following conditions:

        (a) HSR Act. (i) The waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; (ii) neither the FTC nor DOJ shall have authorized the institution of enforcement proceedings (that have not been dismissed or otherwise disposed of) to delay, prohibit or otherwise restrain the transactions contemplated by the Agreement; (iii) no such proceeding shall be pending as of the Closing Date; and (iv) no injunction or order shall have been issued by a court of competent jurisdiction and remain in effect as of the Closing Date.

        (b) No Injunctions or Restraints. No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby.




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

        (c) Execution of Transaction Agreements. Each of AirTouch and U S WEST shall have executed and delivered the Tax Sharing Agreement, the Patent License Agreement, the Software License Agreement and the New Investment Agreement.

        (d) NYSE Listing. The shares of AirTouch Common Stock issuable to Media (or the NV/PCS Transferee) in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (e) FCC/State Orders. The FCC/State Orders shall have been obtained; provided that the foregoing condition shall be deemed to have been satisfied with respect to any Orders of the FCC which constitute FCC/State Orders if either U S WEST or AirTouch shall have provided to the other an opinion of a nationally recognized communications law counsel (addressed to U S WEST and AirTouch) to the effect that the Merger and the other transactions contemplated hereby may be consummated in compliance with the Communications Act of 1934, as amended, without obtaining such Orders of the FCC.

        9.2 Conditions to Obligation of AirTouch. The obligation of AirTouch to effect the Merger is further subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by AirTouch:

        (a) Representations and Warranties. The representations and warranties of U S WEST made hereunder (i) that are qualified as to materiality shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (unless made as of a specified date) as of the Closing Date as though made on and as of the Closing Date, and AirTouch shall have received a certificate of U S WEST to that effect, dated the Closing Date, and signed on behalf of each by an authorized officer thereof.

        (b) Agreements. Each of U S WEST, Media, NV and PCS Holdings (and the NV/PCS Transferee) shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AirTouch shall have received certificates of U S WEST, Media (or the NV/PCS Transferee), NV and PCS Holdings to that effect, dated the Closing Date, and signed on behalf of each by an authorized officer thereof.

        (c) Tax Opinion. AirTouch shall have received an opinion of Pillsbury Madison & Sutro LLP, counsel to AirTouch, reasonably satisfactory in form and substance to AirTouch and dated as of the Closing Date, to the effect that for federal income tax purposes (i) each of the NV Merger and the PCS Holdings Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) each of AirTouch and NV, in respect of the NV Merger, and AirTouch and PCS Holdings, in respect of the PCS Holdings Merger, will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by NV, PCS Holdings or AirTouch as a result of the Merger. In rendering such opinion, Pillsbury Madison & Sutro LLP shall receive and may rely upon representations contained in certificates of AirTouch substantially in the form of Exhibits G-1 and G-2 and of U S WEST, Media, the NV/PCS Transferee, NV and PCS Holdings substantially in the form of Exhibits H-1 and H-2.

        9.3 Conditions to Obligations of U S WEST, Media, NV and PCS Holdings. The obligations of U S WEST, Media (or the NV/PCS Transferee), NV and PCS Holdings to effect the Merger are further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by U S WEST:

        (a) Representations and Warranties. The representations and warranties of AirTouch made hereunder (i) that are qualified as to materiality shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (unless made as of a specified date) as of the Closing Date as though made on and as of the Closing Date, and U S WEST shall have received a certificate of AirTouch to that effect, dated the Closing Date, and signed on behalf of AirTouch by an authorized officer of AirTouch.

        (b) Agreements. AirTouch shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and U S WEST shall have received a certificate of AirTouch to that effect dated the Closing Date and signed on behalf of AirTouch by an authorized officer of AirTouch.

        (c) Tax Opinion. U S WEST shall have received an opinion of Weil, Gotshal & Manges LLP, counsel to U S WEST, reasonably satisfactory in form and substance to U S WEST and dated as of the Closing Date, to the effect that for federal income tax purposes (i) each of the NV Merger and the PCS Holdings Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) each of AirTouch and NV, in respect of the NV Merger, and AirTouch and PCS Holdings, in respect of the PCS Holdings Merger, will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon representations contained in certificates of AirTouch substantially in the form of Exhibits G-1 and G-2 and of U S WEST, Media, the NV/PCS Transferee, NV and PCS Holdings substantially in the form of Exhibits H-1 and H-2.




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

                                    ARTICLE X

                            TERMINATION AND AMENDMENT

        10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a) by mutual written consent of U S WEST, on the one hand, and AirTouch, on the other hand, or by mutual action of their respective Boards of Directors;

        (b) by AirTouch, if any of the conditions set forth in Section 9.2 shall have become incapable of fulfillment (other than as a result of any breach by AirTouch of the terms of this Agreement) and shall not have been waived by AirTouch;

        (c) by U S WEST, in accordance with Section 6.2(c)(i) or if any of the conditions set forth in Section 9.3 shall have become incapable of fulfillment (other than as a result of any breach by U S WEST, Media, NV or PCS Holdings of the terms of this Agreement) and shall not have been waived by U S WEST;

        (d) by either AirTouch, on the one hand, or U S WEST, on the other hand, by giving written notice of such termination to the other, if the Merger shall not have been consummated on or before June 30, 1998 (the "Termination Date"); provided, however, that the terminating party is not in breach of its obligations under this Agreement; or

        (e) by either U S WEST or AirTouch, if any of the conditions set forth in Section 9.1 shall have become incapable of fulfillment (other than as a result of any breach by the party seeking to terminate the Agreement) and shall not have been waived in accordance with the terms of this Agreement.

        10.2 Effect of Termination. In the event of termination of this Agreement by U S WEST or AirTouch pursuant to Section 10.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, this Agreement shall be terminated and become void and have no effect, without further action by any party, other than the provisions of
Section 6.3(c) and Article XII. Nothing in this Section shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

        10.3 Amendment. Subject to Applicable Laws, this Agreement may be amended, modified or supplemented only by written agreement of U S WEST, Media (or the NV/PCS Transferee), NV, PCS Holdings and AirTouch at any time prior to the Effective Time with respect to any of the terms contained herein.

        10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally




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

allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE XI

                                 INDEMNIFICATION

        11.1 Indemnification by U S WEST. (a) Subject to the terms and conditions of this Agreement, from and after the Effective Time, U S WEST shall indemnify, defend and hold harmless AirTouch and its Affiliates, including any of its direct or indirect Subsidiaries, and their respective directors, officers, employees, representatives, advisors and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "AirTouch Indemnified Parties") from, against, and in respect of, and pay or reimburse any such AirTouch Indemnified Party for, all Indemnifiable Losses, as incurred, arising out of, relating to or resulting from, directly or indirectly:

               (i) any and all Excluded Claims and Excluded Settlements (including the failure by U S WEST or any member of the U S WEST Group to pay, perform or otherwise discharge such Excluded Claims and Excluded Settlements in accordance with their terms);

               (ii) any and all Specified Actions made, instituted or commenced during the period from and after the Effective Time through and including the date that is 18 months following the Effective Time; provided, however, that if a Specified Action arises out of, relates to or results from, directly or indirectly, the conduct of the Domestic Wireless Business or any part thereof both before and after the Effective Time, then U S WEST's obligation under this Section 11.1(a)(ii) shall only be for the portion of such Specified Action that arises out of, relates to, or results from, directly or indirectly, the conduct of the Domestic Wireless Business, or any part thereof, before or at the Effective Time;

               (iii) the breach by U S WEST, Media (or the NV/PCS Transferee) or their respective Affiliates, following the Effective Time, of any agreement or covenant contained in any Transaction Agreement which




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

        by its express terms is to be performed or complied with after the Effective Time;

               (iv) any breach of or inaccuracy in any representation or warranty of U S WEST contained in this Agreement (other than the last sentence of Section 4.7);

               (v) any breach of or inaccuracy in the representation and warranty of U S WEST set forth in the last sentence of Section 4.7 or the covenant of U S WEST set forth in Section 6.1(b)(vii).

               (vi) the ownership of the Excluded Assets or the conduct of the business of the Excluded Assets, or any part thereof, before, at or after the Effective Time;

               (vii)  any Scheduled Property Claim;

               (viii) the enforcement by the AirTouch Indemnified Parties of their rights to be indemnified, defended and held harmless under this Agreement; or

               (ix) the conduct of the businesses of the U S WEST Group or the ownership of the assets of the U S WEST Group or any part thereof (other than the Domestic Wireless Business) in each case before, at or following the Effective Time.

        (b) (i) U S WEST shall not be liable to the AirTouch Indemnified Parties under Section 11.1(a)(ii) or 11.1(a)(iv), except to the extent (and then only to the extent) that the aggregate amount of all Indemnifiable Losses for which U S WEST would, but for this Section 11.1(b), be liable under Sections 11.1(a)(ii) and 11.1(a)(iv), in the aggregate, exceeds $40,000,000, and then only for all such Indemnifiable Losses in excess thereof up to an aggregate amount equal to $750,000,000.

        (ii) A notice of any claim for indemnification under Section 11.1(a)(ii) must be given by an Indemnified Party within 30 days following the 18-month period set forth therein. A notice of any claim for indemnification under
Section 11.1(a)(iv) must be given by an Indemnified Party within 30 days following the expiration of the period for which the applicable representation and warranty survives the Effective Time pursuant to Section 12.1 of this Agreement. In the event notice of any claim for indemnification under Section 11.1(a)(iv) is given within such period, the representation and warranty that is the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

        (iii) U S WEST shall not be liable to the AirTouch Indemnified Parties in respect of consequential, exemplary, special or punitive damages, or lost profits, except under Section 11.1(a)(v) or to the extent actually paid by an AirTouch Indemnified Party in respect of a Third Party Claim or an Action brought by a Governmental Authority in connection with the Indemnifiable Losses covered by Section 11.1(a).

        (iv) If any tribunal of competent jurisdiction shall have finally determined in any Excluded Claim or any Specified Action which is subject to indemnification under Section 11.1(a)(i) or (ii) that any portion of the damages or judgment awarded in such Excluded Claim or Specified Action is attributable to the gross negligence or willful misconduct of WMC in providing services to the Domestic Wireless Business under the Services Agreement, dated November 1, 1995, among AirTouch Cellular, AirTouch Cellular of Nevada, NV and WMC (the "Services Agreement"), but specifically excluding the actions of any employee of AirTouch seconded to NV, then to the extent the actions which gave rise to such gross negligence or willful misconduct were not authorized by, approved by or actually known to U S WEST or any Subsidiary thereof (other than WMC) or to any Person who at the time of such actions was an officer, executive employee or market manager of U S WEST or any Subsidiary thereof (including any of the foregoing seconded to NV from AirTouch) or was an employee of U S WEST or any Subsidiary thereof seconded to, or otherwise functioning or serving in any capacity with, WMC, U S WEST shall not be liable to the AirTouch Indemnified Parties for the amount of Indemnifiable Losses attributable to such gross negligence or willful misconduct.

        (c) Except for the Disposed Asset Value adjustment under Section 3.3, U S WEST shall have no liability to the AirTouch Indemnified Parties under Section 11.1(a)(vii) in respect of any diminution of value of any Scheduled Property or Taxes incurred in connection with a sale assignment, exchange or other disposition of a Scheduled Property; provided that the foregoing shall in no way limit or restrict the liability of U S WEST to the AirTouch Indemnified Parties under Section 11.1(a)(vii) for any other Indemnifiable Losses with respect to any Scheduled Property Claim, including (without limitation) the costs and expenses of the investigation and defense thereof.

        11.2 Indemnification by AirTouch. (a) Subject to the terms and conditions of this Agreement, from and after the Effective Time, AirTouch shall indemnify, defend and hold harmless U S WEST and its respective Affiliates and their respective directors, officers, employees, representatives, advisors and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "U S WEST Indemnified Parties") from, against, and in respect of, and pay or reimburse any such U S WEST Indemnified Party for, all Indemnifiable Losses, as incurred, arising out of, relating to or resulting from, directly or indirectly:

            (i) the breach by AirTouch, following the Effective Time, of any agreement or covenant contained in any Transaction Agreement which by its express terms is to be performed or complied with after the Effective Time;

           (ii) any breach of or inaccuracy in any representation or warranty of AirTouch contained in this Agreement;

           (iii) any Excluded Claim or any Specified Action which is subject to indemnification under Section 11.1(a)(i) or (ii) to the extent of the portion, if any, of the damages or judgment awarded in such Excluded Claim or Specified Action that any tribunal of competent jurisdiction shall have finally determined is attributable to the gross negligence or willful misconduct of WMC in providing services to the Domestic Wireless Business under the Services Agreement, but specifically excluding the actions of any employee of AirTouch seconded to NV, if the actions which gave rise to such gross negligence or willful misconduct were not authorized by, approved by or actually known to U S WEST or any Subsidiary thereof (other than WMC) or to any Person who at the time of such actions was an officer, executive employee or market manager of U S WEST or any Subsidiary thereof (other than WMC) (including any of the foregoing seconded to NV from AirTouch) or was an employee of U S WEST or any Subsidiary thereof (other than WMC) seconded to, or otherwise functioning or serving in any capacity with, WMC;

            (iv) the enforcement by the U S WEST Indemnified Parties of their rights to be indemnified, defended and held harmless under this Agreement; or

               (v) except as to matters which are subject to indemnification by U S WEST pursuant to Section 11.1, (A) the conduct of the Domestic Wireless Business or the businesses of AirTouch and its Subsidiaries or
        (B) the ownership of the assets of NV, PCS Holdings or the Domestic Wireless Subsidiaries or AirTouch or its Subsidiaries or any part thereof, in each case before, at or following the Effective Time.

        (b) (i) AirTouch shall not be liable to the U S WEST Indemnified Parties under Section 11.2(a)(ii), except to the extent (and then only to the extent) that the aggregate amount of all Indemnifiable Losses for which AirTouch would, but for this Section 11.2(b), be liable under Section 11.2(a)(ii), in the aggregate, exceeds $40,000,000, and then only for all such Indemnifiable Losses in excess thereof up to an aggregate amount equal to $750,000,000.

        (ii) A notice of any claim for indemnification under Section 11.2(a)(ii) must be given by an Indemnified Party within 30 days following the expiration of the period for which the applicable representation and warranty survives the Effective Time pursuant to Section 12.1 of this Agreement. In the event notice of any claim for indemnification under Section 11.2(a)(ii) is given within such period, the representation and warranty that is the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

        (iii) AirTouch shall not be liable to the U S WEST Indemnified Parties in respect of consequential, exemplary, special or punitive damages, or lost profits, except to the extent actually paid by any U S WEST Indemnified Party in respect of a Third Party Claim or Action brought by a Governmental Authority in connection with the Indemnifiable Losses covered by Section 11.2(a).

        11.3 Procedures Relating to Indemnification.

        (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person who is not an Indemnifying Party against an Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim reasonably promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, specifying in reasonable detail the nature of such Third Party Claim (the "Claim Notice"); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure and that with respect to any matter for which U S WEST is the Indemnifying Party, U S WEST shall be deemed to have received notice with respect to all matters by or against the Domestic Wireless Business as to which any claim or demand to U S WEST or any of its Subsidiaries shall have been made before or at the Effective Time.

        (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall have 30 days (or less if the nature of the Third Party Claim requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing (and reasonably acceptable to the Indemnified Party), to defend against such Third Party Claim; provided, however, that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one outside counsel, plus any local counsel, who shall be reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel, who shall be reasonably acceptable to the Indemnifying Party, and related expenses incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim either (i) is a Specified Action and the Indemnified Party or Indemnifying Party reasonably determines that the Indemnified Party's residual liability with respect to such Specified Action (after giving effect to any potential indemnification under Section 11.1(a)(ii)) may exceed 50% of the aggregate liability in respect of such Specified Action or (ii) seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Section or , as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the Indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim (and is permitted hereunder to do so), the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnified Party's consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim. If the Indemnifying Party elects not to defend against such Third Party Claim or is not permitted to defend against such claim in the circumstances described above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the reasonable cost and expense of the Indemnifying Party. Whether or not the Indemnifying Party shall have assumed or is permitted to assume the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, which cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any Disputes between the Indemnifying Party and the Indemnified Party under this
Section 11.3(b) shall be resolved in the manner provided in Section 12.14.

        (c) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party with reasonable promptness. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. The Indemnifying Party shall have 30 days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Claim Notice or claims for indemnification, specifying in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party delivers such written notice of objection within such 30-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to negotiate a resolution of such Dispute. If the Indemnifying Party and the Indemnified Party are unable to negotiate a resolution of such Dispute within 30 days after the delivery by the Indemnifying Party of such written notice of objection, such Dispute shall be resolved in the manner provided in
Section 12.14. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnified Party disputes its liability with respect to such claim under Section 11.1 or 11.2, as the case may be, the claim shall be conclusively deemed a liability of the Indemnifying Party under Section 11.1 or 11.2, as the case may be, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or any such portion thereof) becomes finally determined.

        11.4 Miscellaneous Indemnification Provisions.

        (a) The Indemnifying Party agrees to indemnify any successors of the Indemnified Party to the same extent and in the same manner and on the same terms and conditions as the Indemnified Party is indemnified by the Indemnifying Party under this Article XI, provided that such Indemnified Party and such successor have complied with the provisions of Section 12.11, if applicable.

        (b) In determining the amount of any indemnity payable under this
Article XI or the number of shares of AirTouch Common Stock deliverable by U S WEST to AirTouch pursuant to Section 3.3, such amount shall be (i) increased to take account of any net Tax cost incurred by the recipient thereof as a result of the receipt or accrual of payments hereunder (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the recipient arising from the incurrence or payment of any such payment, other than any such net Tax benefit to which the Indemnified Party would be entitled without regard to such item. In computing the amount of any such Tax cost or Tax benefit, the recipient shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment hereunder.

        (c) In determining the amount of any indemnity payable under this
Article XI, such amount shall be reduced by any insurance recovery if and when actually realized or received in each case in respect of such Indemnifiable Loss. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery.

        (d) Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any Tax benefit or insurance recovery in accordance with the provisions of this Section 11.4, and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or insurance recovery or such Tax benefit or insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnification with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

        11.5 Contribution. To the extent that any indemnity provided for in this
Article XI is unavailable to an Indemnified Party in respect of any of the Indemnifiable Losses of such Indemnified Party, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted in such Indemnifiable Losses as well as any other relevant equitable considerations.

        11.6 Tax Indemnification. Notwithstanding anything to the contrary in this Article XI, all indemnification relating to

Taxes shall be governed by the Tax Sharing Agreement (except to the extent that the amount of any Indemnifiable Loss under this Agreement is to be determined as provided in Section hereof). In the event and to the extent that there shall be a conflict between the provisions of this Agreement (including, without limitation, the provisions of this Article XI) and the provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

        11.7 Payments Adjustments to Merger Consideration. It is the intention of the parties hereto that payments made by the parties to each other after the Effective Time pursuant to this Article XI or Section 3.3 or otherwise under the Transaction Agreements are to be treated as relating back to the Effective Time as an adjustment to the Merger Consideration, and the parties shall take positions consistent with such intention with any Governmental Authority, unless with respect to any payment any party receives an opinion of counsel to the effect that there is no reasonable basis for such position.


                                   ARTICLE XII

                               GENERAL PROVISIONS

        12.1 Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall not survive the Effective Time; provided, however, that (a) all of the representations and warranties of U S WEST (other than the last sentence of Section 4.7) and the representations and warranties of AirTouch contained in the last sentence of Section 5.2(a) and Sections 5.4 and 5.5 shall survive until the date that is 18 months following the Effective Time and (b) the representation and warranty of U S WEST set forth in the last sentence of Section 4.7, which shall survive indefinitely. The covenants contained in this Agreement shall not survive the Effective Time except to the extent that they provide for or contemplate performance following the Effective Time and except for the covenant set forth in Section 6.1(b)(vii), which shall survive indefinitely.

        12.2 Legends. All certificates evidencing shares of AirTouch Common Stock, AirTouch Class D Preferred Stock or AirTouch Class E Preferred Stock acquired by Media (or the NV/PCS Transferee) directly or indirectly pursuant to this Agreement shall be endorsed with the legends set forth below:

        THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO

        THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

        12.3 Removal of Legends. Any legend endorsed on a certificate pursuant to Section 12.2 shall be removed (a) if the securities represented by such certificate shall have been effectively registered under the Securities Act or otherwise lawfully sold in compliance with Rule 144 under the Securities Act, or
(b) if the holder of such securities shall have provided AirTouch with an opinion of counsel, in form and substance reasonably acceptable to AirTouch and its counsel stating that a sale, transfer or assignment of the securities may be made without registration under the Securities Act.

        12.4 Expenses. Except as otherwise provided herein or in any of the other Transaction Agreements, each of the parties hereto (except for NV and PCS Holdings, the fees, expenses and costs of which shall be paid by U S WEST) shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all costs and expenses incurred by it to obtain required Consents to the consummation of the transactions contemplated hereby.

        12.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to choice of law principles, except to the extent that the laws of the State of Colorado are mandatorily applicable to the Merger.

        12.6 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective parties giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand or by telecopy or on the date of receipt indicated on the return receipt if mailed (registered or certified, return receipt requested, properly addressed and postage prepaid):

               If to U S WEST, Media (or the NV/PCS Transferee), or NV or PCS Holdings (prior to the Merger), to:

               U S WEST, Inc.
               7800 East Orchard Road
               Englewood, Colorado 80111
               Attention: General Counsel
               Telephone: (303) 793-6500
               Telecopy: (303) 793-6707
               with a copy (which shall not constitute notice) to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York 10153
               Attention: Dennis J. Block, Esq.
               Telephone: (212) 310-8000
               Telecopy:  (212) 310-8007

               If to AirTouch
               or NV or PCS Holdings (after the Merger), to:

               AirTouch Communications, Inc.
               One California Street
               San Francisco, California 94111
               Attention: Margaret G. Gill, Esq.
                          Senior Vice President - Legal,
                          External Affairs and Secretary
               Telephone: (415) 658-2000
               Telecopy:  (415) 658-2551

               with a copy (which shall not constitute notice) to:

               Pillsbury Madison & Sutro LLP
               235 Montgomery Street
               San Francisco, California 94101
               Attention: Nathaniel M. Cartmell III, Esq.
               Telephone: (415) 983-1000
               Telecopy:  (415) 983-1200

Such names and addresses may be changed by notice given in accordance with this Section .

        12.7 Entire Agreement.

        (a) This Agreement, the Tax Sharing Agreement, the Confidentiality Agreements, the Patent License Agreement, the Resources Agreement, the Software License Agreement and the New Investment Agreement, together with all schedules, exhibits, annexes, certificates, instruments and agreements delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein and, except to the extent specifically provided herein or therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matters. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or thereto with respect to the transactions contemplated by this Agreement or the other agreements referred to above other than those set forth herein or therein or made hereunder or thereunder.

        (b) The Joint Venture Organization Agreement, the WMC Agreement, the Investment Agreement, the Exchange Agreement, the Arbitration Agreement, the PCS Nucleus Agreement, the PrimeCo Agreement, the TOMCOM Agreement and all letter and other agreements entered into by U S WEST, U S WEST Colorado and AirTouch and their respective Subsidiaries pursuant thereto or in connection therewith (the "Joint Venture Agreements") shall remain in full force and effect, without modification, as a result of the execution of this Agreement; provided that the obligation of the parties to proceed with any of the transactions contemplated under the Joint Venture Agreements shall be suspended during the period in which this Agreement remains in effect. At the Effective Time, each of AirTouch and U S WEST (and their respective successors and assigns and Subsidiaries) shall be released and forever discharged from any and all obligations and liabilities of any kind at any time arising under or in relation to the Joint Venture Agreements, and each of the Joint Venture Agreements (other than the WMC Agreement, the PCS Nucleus Agreement, the PrimeCo Agreement and the TOMCOM Agreement) shall terminate.

        12.8 Disclosure Schedules. The U S WEST Merger Disclosure Schedule delivered by U S WEST and Media to AirTouch and the AirTouch Merger Disclosure Schedule delivered by AirTouch to U S WEST and Media are incorporated into this Agreement by reference and made a part hereof.

        12.9 Headings; References. The article, section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

        12.10 Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

        12.11 Parties in Interest; Assignment; Successors.

        (a) Subject to Section 12.11(b) and (c), neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to Section 12.11(b), this Agreement shall inure to the benefit of and be binding upon U S WEST, Media, NV, PCS Holdings and AirTouch and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

        (b)(i) If the U S WEST Separation is consummated (whether prior to or following the Effective Time) and, in connection therewith, U S WEST distributes to its stockholders (by dividend, redemption, exchange, merger or otherwise) all of the outstanding capital stock of MediaCo, U S WEST shall assign to MediaCo all of its rights and obligations under this Agreement, including but not limited to, its obligations to the AirTouch Indemnified Parties under Article XI of this Agreement; provided, however, that U S WEST shall not be required to assign to MediaCo its rights and obligations under Sections 7.8, 7.9, 7.10, 7.11, 7.12 and Article VIII. Upon such assumption by MediaCo of the obligations so assigned (by the instrument attached hereto as Exhibit K-1), U S WEST shall be released from its obligations to AirTouch to the extent of such assumption by MediaCo. MediaCo's Affiliates shall be entitled to the benefit of any such rights assigned to MediaCo to the same extent as such Affiliates are entitled to the benefits of such rights hereunder as Affiliates of U S WEST.

        (ii) If the U S WEST Separation is consummated (whether prior to or following the Effective Time) and, in connection therewith, U S WEST distributes to its stockholders (by dividend, redemption, exchange, merger or otherwise) all of the outstanding capital stock of CommunicationsCo, U S WEST shall assign to CommunicationsCo (fully or on a shared basis) such of its rights and obligations under Sections 7.8, 7.9, 7.10, 7.11, 7.12 and Article VIII as it may determine. Upon such assumption by CommunicationsCo of the obligations so assigned by the instrument attached hereto as Exhibit K-2), U S WEST shall be released from its obligations to AirTouch to the extent of such assumption by CommunicationsCo. CommunicationsCo's Affiliates shall be entitled to the benefit of any such rights assigned to CommunicationsCo to the same extent as such Affiliates are entitled to the benefit of such rights hereunder as Affiliates of U S WEST.

        (c) If the U S WEST Separation is consummated prior to the Effective Time, Media shall assign to the NV/PCS Transferee all of its rights and obligations under this Agreement. Upon assumption by the NV/PCS Transferee of the obligations so assigned (by the instrument attached hereto as Exhibit K-3), Media shall be released from its obligations to AirTouch to the extent of such assumption.

        12.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

        12.13 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that only such courts shall have jurisdiction and venue over any such dispute, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal court sitting in the State of Delaware or a Delaware state court. The provisions of this Section shall not apply to any of the other Transaction Agreements.

        12.14 Dispute Resolution.

        (a) General Arbitration Provisions.

               (i) The parties hereto agree that all Disputes shall be resolved by binding arbitration, which shall be administered by the American Arbitration Association ("AAA") in Phoenix, Arizona, and, except as expressly provided in this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such Rules may be amended from time to time, with the hearing locale to be Phoenix, Arizona.

               (ii) A single neutral arbitrator shall preside over the arbitration and decide the Dispute (the "Decision").

               (iii) The Decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction.

               (iv) The parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.

               (v) The parties have selected arbitration in order to expedite the resolution of Disputes and to reduce the costs and burdens associated with litigation. The parties agree that the arbitrator should take these concerns into account when determining the scope of permissible discovery and other hearing and pre-hearing procedures.

               (vi) Without limiting any other remedies which may be available under Applicable Law, the arbitrator shall have no authority to award punitive damages.

               (vii) The arbitrator shall render a decision within 120 days after accepting an appointment to serve as arbitrator unless the parties otherwise agree or the arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

               (viii) Notwithstanding anything herein to the contrary, any party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage pending the selection of an arbitrator to render a Decision on the ultimate merits of any Dispute.

        (b) Selection of the Arbitrator.

               (i) The parties hereto shall cooperate in good faith to select a mutually agreeable arbitrator. If the parties have not agreed upon an arbitrator within 30 days of the initiation of the arbitration, then an arbitrator shall be selected pursuant to the provisions of Section (ii) of this Agreement.

               (ii) If the parties are unable to agree upon an arbitrator pursuant to the procedures of Section 12.14(b)(i) of this Agreement, then the American Arbitration Association shall designate an arbitrator pursuant to its Commercial Arbitration Rules, except that the list of potential arbitrators from the National Panel of Commercial Arbitrators submitted to the parties shall be drawn from throughout the United States other than from the State of Arizona, and shall have expertise in the subject matter or nature of the Dispute.

        (c) Confidentiality. All proceedings and decisions of the arbitrator shall be maintained in confidence, to the extent legally permissible, and shall not be made public by any party or any arbitrator without the prior written consent of all parties to the arbitration, except as may be required by law.

        (d) Fees and Costs. Each party shall bear its own costs and attorneys' fees in connection with any arbitration, and the parties shall equally bear the fees, costs and expenses of the arbitrator and the arbitration proceedings; provided, however, that the arbitrator may exercise discretion to award costs, but not attorneys' fees, to the prevailing party.

        (e) Award. Any arbitration award shall be binding and enforceable against the parties hereto, their successors and assigns, and judgment may be entered thereon in any court of competent jurisdiction.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.


                                        U S WEST, INC.



                                        By:  /s/ James E. Shaughnessy
                                            ------------------------------------
                                             Name: James E. Shaughnessy
                                             Title: Vice President


                                        U S WEST MEDIA GROUP, INC.



                                        By:  /s/ Richard A. Post
                                            ------------------------------------
                                             Name: Richard A. Post
                                             Title: Vice President and
                                             Chief Financial Officer


                                        U S WEST NEWVECTOR GROUP, INC.



                                        By:  /s/ Stephen E. Brilz
                                            ------------------------------------
                                             Name: Stephen E. Brilz
                                             Title: Assistant Secretary


                                        U S WEST PCS HOLDINGS, INC.



                                        By:  /s/ Stephen E. Brilz
                                            ------------------------------------
                                             Name: Stephen E. Brilz
                                             Title: Assistant Secretary


                                        AIRTOUCH COMMUNICATIONS, INC.



                                        By:
                                            ------------------------------------
                                             Name:
                                             Title:

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.


                                        U S WEST, INC.



                                        By:
                                            ------------------------------------
                                             Name: James E. Shaughnessey
                                             Title: Vice President


                                        U S WEST MEDIA GROUP, INC.



                                        By:
                                            ------------------------------------
                                             Name: Richard A. Post
                                             Title: Vice President and
                                             Chief Financial Officer


                                        U S WEST NEWVECTOR GROUP, INC.



                                        By:
                                            ------------------------------------
                                             Name: Stephen E. Brilz
                                             Title: Assistant Secretary


                                        U S WEST PCS HOLDINGS, INC.



                                        By:
                                            ------------------------------------
                                             Name: Stephen E. Brilz
                                             Title: Assistant Secretary


                                        AIRTOUCH COMMUNICATIONS, INC.



                                        By:  /s/ Mohan S. Gyani
                                            ------------------------------------
                                             Name: Mohan S. Gyani
                                             Title: Executive Vice President
                                             and Chief Financial Officer